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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Horizon Global Corporation
(Name of Registrant as Specified in its Charter)

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To be held May 28, 2021

To the Stockholders of Horizon Global Corporation:
Due to the continuing public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and their families, the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Horizon Global Corporation (the “Company,” “Horizon,” “Horizon Global,” “us,” “our” or “we”) will be a completely “virtual meeting” and held on Friday, May 28, 2021 at 2:00 p.m., Eastern Time. You will be able to participate in the Annual Meeting and vote and submit appropriate questions during the Annual Meeting live via webcast by visiting www.virtualshareholdermeeting.com/HZN2021 using the sixteen-digit control number found on your proxy card or your voting instruction form. However, we encourage you to vote prior to the Annual Meeting. The Annual Meeting will be held for the purpose of considering and voting upon:
1.The election of eight directors to serve until the Annual Meeting of Stockholders in 2022;
2.The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;
4.The recommendation, on a non-binding advisory basis, of the frequency of future advisory votes to approve the compensation of the Company’s named executive officers; and
5.The transaction of such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 30, 2021 as the record date (“Record Date”) for determining the stockholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Jay Goldbaum
Jay Goldbaum General Counsel, Chief Compliance Officer, and Corporate Secretary
Horizon Global Corporation
47912 Halyard Drive, Suite 100
Plymouth, Michigan 48170
This notice of the Annual Meeting, proxy statement and form of proxy are being first distributed and made available to stockholders on or about April 23, 2021.
Even if you intend to participate in the live webcast of the Annual Meeting via the internet, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIA LIVE WEBCAST ON MAY 28, 2021

The Proxy Statement and 2020 Annual Report of Horizon Global Corporation are available at:
https://investors.horizonglobal.com/2021proxystatement and
https://investors.horizonglobal.com/2020annualreport

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement contains information regarding the Annual Meeting of the Company to be held on Friday, May 28, 2021 live via webcast. Any stockholder can listen to and participate in the meeting live via the Internet at www.virtualshareholdermeeting.com/HZN2021. The webcast will start at 2:00 p.m. Eastern Time. You will require the sixteen-digit control number that is included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to vote and submit questions while participating in the meeting online. If you do not have your sixteen-digit control number, you will only be able to listen to the Annual Meeting. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its stockholders on or about April 23, 2020. The Company will bear the cost of soliciting proxies.

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement, Annual Report, SEC filings or in our corporate governance documents on our website at www.horizonglobal.com. We encourage you to read this proxy statement in its entirety before voting.

STOCKHOLDER ACTION Proposal for Your Vote	Board Voting Recommendation
Proposal 1: Election of eight directors to serve until the Annual Meeting of Stockholders in 2022.	FOR each nominee
Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR
Proposal 3: Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.	FOR
Proposal 4: Recommendation, on a non-binding advisory basis, of the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.	EVERY YEAR

Fiscal 2020 Highlights
Horizon Global improved productivity and throughput in 2020, noting a few significant achievements below (comparisons against prior year):

Operational transformation of Mexico manufacturing and Americas distribution	Net loss from continuing operations improved $72.5 million to $37.5 million
Rationalization of Europe-Africa distribution footprint	Cash and availability under revolving credit facility improved $38.5 million to $83.4 million
Gross profit increased $24.4 million to $120.6 million	Cash flow from operating activities improved $107.6 million to $39.1 million
Selling, general and administrative (“SG&A”) decreased $26.8 million to $127.4 million	Refinanced $75.0 million revolving credit facility, with maturity in March 2023

Additional Details on Virtual Meeting Participation
Our goal for the Annual Meeting is to enable the broadest number of stockholders to participate in the meeting while respecting public health considerations, including any local, state and federal regulations and guidelines related to COVID-19. There will be a support line for technical and other assistance, and we will endeavor to address as many appropriate stockholder questions as time allows. Additional information on how you can participate in the virtual Annual Meeting to the fullest extent is set forth in the “Frequently Asked Questions” section of this proxy statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

Stockholders will vote to elect eight directors to hold office for a one-year term expiring at the 2022 Annual Meeting of Stockholders. Harry J. Wilson, one of our current directors, has elected not to stand for reelection at the Annual Meeting. The Board is deeply appreciative for the strong leadership and very valuable contributions provided by Mr. Wilson during his term. As a result, the size of the Board is decreasing from nine to eight directors effective as of the Annual Meeting. The Board has recommended each of Terrence G. Gohl, John C. Kennedy, John F. Barrett, Frederick A. Henderson, Ryan L. Langdon, Brett N. Milgrim, Debra S. Oler, and Mark D. Weber, for election as directors, to serve until the 2022 Annual Meeting of Stockholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
THE COMPANY’S BOARD RECOMMENDS A VOTE “FOR” EACH OF TERRENCE G. GOHL, JOHN C. KENNEDY, JOHN F. BARRETT, FREDERICK A. HENDERSON, RYAN L. LANGDON, BRETT N. MILGRIM, DEBRA S. OLER, AND MARK D. WEBER, WHO STANDS FOR REELECTION TO SERVE UNTIL THE 2022 ANNUAL MEETING OF STOCKHOLDERS.

Vote Required for Approval
The eight nominees who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the issued and outstanding shares of the Company’s Common Stock that are entitled to vote is represented either in person or by proxy at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares (referred to as a “broker non-vote”). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
The Board currently consists of nine members each serving one-year terms. This section provides additional information regarding the directors of the Company.
Directors

Name	Age	Title
Terrence G. Gohl	59	President, Chief Executive Officer and Director
John C. Kennedy	62	Chair of the Board
John F. Barrett	46	Director
Frederick A. Henderson	62	Director
Ryan L. Langdon	48	Director
Brett N. Milgrim	52	Director
Debra S. Oler	66	Director
Mark D. Weber	63	Director
Harry J. Wilson	49	Director
Director Background and Qualifications
The following sets forth the business experience during at least the past five years of each director nominee.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the directors should serve on the Board at this time. The Corporate Governance and Nominating Committee of the Board (the “Governance Committee”) considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Governance Committee believes that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
The Board believes that the directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has six independent directors in accordance with the applicable rules of the New York Stock Exchange (“NYSE”), and such directors are also independent of the influence of any particular stockholder or stockholder groups whose interests may diverge from the interests of the stockholders as a whole. Further, each director brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

Terrence G. Gohl
Director since 2019
Age 59

Mr. Gohl was appointed to our Board and has served as President and Chief Executive Officer since September 2019. Prior to joining the Company, Mr. Gohl served as Chief Operating Officer of International Automotive Components (“IAC”) Group, a supplier of automotive components and systems, from February 2017 to June 2018. From March 2009 to January 2017, Mr. Gohl served as President and Chief Executive Officer of Key Plastics L.L.C. (“Key Plastics”), a global manufacturer and supplier of injection molded plastic components to automotive OEMs. Prior to joining Key Plastics, from 2004 to March 2009, Mr. Gohl served in various executive management and corporate officer roles with Visteon Corporation, a global automotive leader in cockpit electronics. From 1995 to 2005, Mr. Gohl held executive positions with Tower Automotive, an automotive manufacturer, and Lear Corporation, a global leading supplier of automotive seating and e-systems. Mr. Gohl brings extensive automotive industry leadership to the Horizon Board, with deep expertise in manufacturing, operations and turnaround situations.

John F. Barrett
Director since 2021
Age 46

Mr. Barrett was appointed to our Board on April 9, 2021. Mr. Barrett currently serves as managing partner and chief investment officer of Corre Partners Management, LLC (“Corre Partners”), an investment firm he co-founded in 2009 to invest in both public and private middle market companies in turnaround. Since March 2019, in connection with Horizon Global’s entry into the Second Lien Term Facility Agreement (as defined below), Mr. Barrett has been acting in a Board observer role on behalf of Corre Partners. Prior to co-founding Corre Partners, Mr. Barrett was a senior member of the investment team at Trafelet & Company, LLC, a private investment firm, from 2006 to 2009. From 2001 to 2006, Mr. Barrett served as senior vice president of the investment team at Avenue Capital Group, a global investment firm focused on identifying value opportunities in the distressed and special situation space. Mr. Barrett began his career at KPS Capital Partners, LP, a leading middle market private equity firm focused on turnaround investing. In addition to serving as a board observer for a number of companies within Corre’s Partners investment portfolio, Mr. Barrett served on the board of directors of Titan Propane until its acquisition by Energy Transfer Partners. Mr. Barrett brings significant turnaround and capital markets experience along with business analytical expertise to the Board.

John C. Kennedy
Chair of the Board since 2019
Age 62

Mr. Kennedy was appointed to our Board in April 2019, and has served as Chair of the Board since his appointment. Mr. Kennedy is currently president and chief executive officer of Autocam Medical, a privately held contract manufacturer of precision-machined implants and instruments for surgical applications, which he founded in 2005. Mr. Kennedy previously served as the president and chief executive officer of Autocam Corporation, which he founded in 1988 and later sold in 2014. Mr. Kennedy is currently a board member of Lacks Enterprises, Inc., a Michigan-based privately held company providing complex, highly decorated components and systems for the exterior automotive trim market, since 2004; the Van Andel Institute, a Michigan-based nonprofit biomedical research and science education organization, since 2003; Shape Corporation, a full-service, tier-one automotive and industrial component supplier since 2014; and Business Leaders for Michigan, a nonprofit organization for business leaders that is focused on strategy, policy and business initiatives to drive Michigan’s economic growth. Outside of the business world, Mr. Kennedy dedicates a significant amount of time to improving education. Mr. Kennedy is a founding board member of Grand Rapids University Preparatory Academy, a public education school located in Grand Rapids, Michigan, since 2008. Mr. Kennedy has served on multiple education commissions for the State of Michigan. Currently he is a commissioner on the Governor’s PreK-12 Literacy Commission and he previously served on the State of Michigan’s Third Grade Reading Commission. Mr. Kennedy brings to Horizon Global extensive board and company leadership, business development expertise, and operational and manufacturing experience in the automotive and industrial business segments.

Frederick A. Henderson
Director since 2019
Age 62

Mr. Henderson was appointed to our Board in April 2019 and was named Chair of the Audit Committee at the time of his appointment. Mr. Henderson is currently chair of the board of Adient, PLC, an automotive parts manufacturer focused on automotive seating, since October 2018, and a director since October 2016. Mr. Henderson also currently serves as chair of the board of Arconic Corporation, a manufacturer of advanced aluminum sheet, plate, extruded and architectural products that primarily advance the ground transportation, aerospace, industrial, packaging, and commercial building markets, since April 1, 2020. Mr. Henderson served as interim chief executive officer of Adient from June 2018 to September 2018. From 2010 until his retirement in December 2017, Mr. Henderson served as chair and chief executive officer of SunCoke Energy, Inc., a producer of coke, a principal raw material in the blast furnace steelmaking process. Mr. Henderson held the same positions at SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners L.P., the publicly traded master limited partnership of which SunCoke Energy, Inc. is a sponsor, from 2013 to 2017. Mr. Henderson served as senior vice president of Sunoco, Inc., a transportation fuel provider with interests in logistics from September 2010, until SunCoke’s initial public offering in 2011. From 1984 to 2009, Mr. Henderson served in various executive management roles at General Motors, a global automotive company, including president and chief executive officer from April 2009 to December 2009, president and chief operating officer from March 2008 to March 2009, and vice chair and chief financial officer from January 2006 until February 2008. Since 2013, Mr. Henderson has served as a director, and as chair of the audit committee (since 2014), of Marriott International, Inc., a multinational diversified hospitality company that manages and franchises a broad portfolio of hotels and related lodging facilities. From 2011 to 2014, Mr. Henderson served as a director and chair of the audit committee of Compuware Corporation, an IT software company. Mr. Henderson also is a trustee of the Alfred P. Sloan Foundation, a not-for-profit grantmaking institution that supports research and education in science, technology, engineering, mathematics and economics, since 2008. Mr. Henderson brings extensive corporate senior leadership and board leadership experience to the Horizon Board, as well as operational experience and broad financial expertise related to financial reporting, accounting and compliance for public companies.

Ryan L. Langdon
Director since 2019
Age 48

Mr. Langdon was appointed to our Board in April 2019. Mr. Langdon is currently senior managing director and co-founder of Newport Global Advisors, an alternative investment firm specializing in turnaround and special situation investments, since 2005. Prior to the formation of Newport Global Advisors, Mr. Langdon served in the High Yield Group of AIG Global Investment Group, a business that provides investment advice and markets its asset management products and services, from 2002 to 2005, ultimately reaching the level of managing director responsible for its distressed credit portfolio. Mr. Langdon currently serves on the board of various privately held businesses spanning multiple sectors, including automotive supply, building products, industrial and consumer gases and cylinders, and internet retail. Mr. Langdon has previously served on a variety of privately held company boards relating to firm investments. Mr. Langdon brings extensive financial management, business leadership and financial turnaround expertise.

Brett N. Milgrim
Director since 2019
Age 52

Mr. Milgrim was appointed to our Board in April 2019. Mr. Milgrim is currently co-chair of the board of directors of Loar Group, Inc., a privately held aerospace components manufacturer, since 2017. Mr. Milgrim also serves as a director of Builders FirstSource, Inc., a manufacturer of building materials and components for homebuilders and contractors, since 1999, and PGT Innovations, Inc., a manufacturer and supplier of residential impact-resistant windows and doors, since his appointment in 2003. From 1997 until his retirement in 2011, Mr. Milgrim served as managing director of JLL Partners, Inc., a private equity firm focused on leveraged buyout transactions and leveraged recapitalizations of mid-market companies. Mr. Milgrim was previously an associate at Donaldson, Lufkin & Jenrette Securities Corporation, a New York-based firm providing investment banking and security brokerage services. Mr. Milgrim brings extensive management and board experience in the industrial manufacturing industry as well as financial and business analytical experience.

Debra S. Oler
Director since 2020
Age 66

Ms. Oler was appointed to our Board in March 2020. Ms. Oler served as senior vice president/president, North American sales and service for W.W. Grainger, Inc. (“Grainger”), a leading global supplier of maintenance, repair and operating supplies for businesses and institutions, from September 2014 through her retirement on December 31, 2019. Ms. Oler previously held roles of increasing responsibility with Grainger, including vice president sales from 2004 to 2009, and vice president/general manager from 2009 to September 2014. Prior to joining Grainger, Ms. Oler gained extensive sales and leadership experience with Alliant FoodService, Inc., a broadline foodservice distributor, distributing dairy products, seafood and Italian product lines, from 1996 to 2002, and with Kraft Foods, a multinational confectionery, food and beverage manufacturing and processing conglomerate, from 1986 to 1996. Ms. Oler currently serves on the board of directors of Pool Corporation, a position she has held since October 30, 2018. Ms. Oler also currently serves on the board of TA NIPA Parent LP (Omnia Partners), a private equity-backed business and largest group purchasing and supply chain organization, consisting of public sector and private sector divisions, since December 1, 2020. Ms. Oler brings deep general management, operational and commercial experience to the Horizon Board.

Mark D. Weber
Director since 2019
Age 63

Mr. Weber was appointed to our Board in April 2019, and was appointed Chair of Horizon Global’s Governance Committee in November 2019. Mr. Weber is currently senior vice president and chief operating officer of Federal Signal Corporation (“Federal Signal”), a global manufacturer of environmental cleaning equipment, emergency signaling systems and industrial warning equipment, since his appointment in January 2018. Mr. Weber previously served as president and chief executive officer of Supreme Industries, Inc. (“Supreme”), a leading manufacturer of final mile dry freight and refrigerated work trucks from May 2013 to September 2017, when Supreme was sold to Wabash National Corporation. From 1996 to 2013, Mr. Weber held various leadership positions with Federal Signal including vice president, Sweeper Products, and president, Environmental Solutions Group. Prior to 1996, Mr. Weber served as director of Advanced Midrange Manufacturing for Cummins, a U.S.-based global company in the design, manufacture and distribution of engines, filtration and power generation products. Mr. Weber brings extensive senior management experience leading companies in the industrial and manufacturing sectors, business turnaround leadership as well as deep operational expertise to the Horizon Board.

Board Leadership Structure and Management
The Chair of the Board oversees the planning of the annual Board calendar and, in consultation with the other directors, will schedule and set the agenda for meetings of the Board and lead the discussions at such meetings. In addition, the Chair provides guidance and oversight to other members of management, helps with the formulation and implementation of our strategic plans and acts as the Board’s liaison to the rest of management. In this capacity, the Chair is actively engaged in significant matters affecting us. The Chair also leads our annual meetings of stockholders and performs such other functions and responsibilities as requested by the Board from time to time.
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee of the Board (the “Audit Committee”) considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee of the Board (the “Compensation Committee”) and the Governance Committee considers risk issues associated with the substantive matters addressed by each such committee.
During 2020, the Board held ten (10) meetings, the Audit Committee held six (6) meetings, the Compensation Committee held six (6) meetings, and the Governance Committee held six (6) meetings.

The following table sets forth the current committee member information for the three standing committees of the Board:

THE BOARD AND COMMITTEES - MEMBERSHIPS & MEETINGS
	BOARD	AUDIT	COMPENSATION	GOVERNANCE
Terrence G. Gohl	Director
John C. Kennedy(1)	Chair	✓		✓
John F. Barrett(2)	Director
Frederick A. Henderson	Director	Chair
Ryan L. Langdon	Director
Brett N. Milgrim	Director	✓
Debra S. Oler(3)	Director		✓	✓
Mark D. Weber	Director		✓	Chair
Harry J. Wilson(4)	Director		Chair	✓
______________________________________
(1)Member of the Audit Committee since March 3, 2020.
(2)Appointment effective April 9, 2021.
(3)Appointments effective March 3, 2020.
(4)Chair of the Compensation Committee from June 19, 2020 through the expiration of his term May 28, 2021.
The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Ms. Oler and Messrs. Henderson, Kennedy, Milgrim, Weber and Wilson are, and David Roberts, who served on the Board during 2020, was “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines (the “Governance Guidelines”). To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Governance Guidelines.
During 2020, all of the then-current directors attended at least 75%, in the aggregate, of the meetings of the Board and all committees of the Board on which they served. All directors are expected to attend all meetings, as well as the Annual Meeting. All of the then current Board members attended the Company’s 2020 Annual Stockholder Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions, as chaired by the Board Chair, generally occur around regularly scheduled meetings of the Board. For more information regarding the Board and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee is responsible for (1) selecting our independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm, and our internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing our independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board from time to time, and (12) reporting regularly to the full Board. The Audit Committee’s charter reflects such responsibilities and is available on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance.
Each of the directors on the Audit Committee is financially literate. The Board has determined that Mr. Henderson qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NYSE listing standards and that each is “independent” from management in accordance with NYSE listing standards and the Company’s Governance Guidelines.
Compensation Committee. In general, the Compensation Committee is responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus incentive awards for the Chief Executive Officer and other executive officers, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board from time to time. All of the members of our Compensation Committee are expected to be independent under the rules of NYSE and Rule 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s duties include, among other things, (1) reviewing and approving our overall executive and director compensation philosophy and the executive and director compensation programs to support our overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Governance Committee) with respect to our officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies. For more information, including the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation.”
The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section. Under the charter, the Compensation Committee may delegate any of its responsibilities, subject to applicable law, to subcommittees or other committees appointed by the Board. Under the Company’s effective equity plan, the Compensation Committee may delegate its authority thereunder, subject to applicable law, to subcommittees, may delegate administrative duties and powers to Compensation Committee members, Company officers or Company agents or advisors, and may delegate on a limited basis the ability to grant plan awards to certain employees to one or more officers of the Company. The Board has determined that each of the members of the Compensation Committee is “independent” from management in accordance with NYSE listing standards (including those standards particular to Compensation Committee membership) and the Company’s Governance Guidelines.
Corporate Governance and Nominating Committee. The Governance Committee is responsible for identifying and nominating individuals qualified to serve as board members and recommending directors for each board committee. The Board has determined that all of the members of the Governance Committee are independent under the rules of NYSE. Generally, the Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe that it is essential that the Board members represent diverse viewpoints. As required by the NYSE, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Governance Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Governance Committee will evaluate nominees recommended by stockholders against the same criteria as other director nominees. See “How and when may I submit a stockholder proposal or director nomination for the 2022 Annual Meeting of Stockholders?” for more information.

Mr. Barrett currently serves as managing partner, chief investment officer and co-founder of Corre Partners Management, LLC, a capital structure investment firm. In connection with our entry into the Second Lien Term Facility (as defined below) in 2019, Corre was granted Board observer rights, and Mr. Barrett acted as Corre’s Board observer. Mr. Barrett was recommended as a potential director by several non-employee directors.
The Governance Committee’s charter reflects such responsibilities and is available on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance.
Compensation Committee Interlocks and Insider Participation. Currently, our Compensation Committee consists of Messrs. Weber, Wilson and Ms. Oler. Mr. Kennedy was a member of the Compensation Committee from January 1, 2020 through March 3, 2020. Mr. Wilson replaced David Roberts as Chair of the Compensation Committee effective on the expiration of Mr. Roberts term on June 19, 2020. Mr. Wilson will continue to serve in that role until the expiration of his term at the Annual Meeting. None of the individuals serving on our Compensation Committee during 2020 is or has ever been an officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as one of our directors or on our Compensation Committee. Given Mr. Kennedy’s previous interest in the Second Lien Term Facility and Replacement Term Loan Facility (as defined below), he did not participate in the approval of equity awards granted in 2020 to our officers and directors for purposes of Rule 16b-3 of the Exchange Act.
Retirement Age; Term Limits. The Governance Guidelines provide that a director is expected to submit his or her resignation from the Board at the first annual meeting of stockholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Governance Committee. The Board has not established term limits for the directors. The Governance Guidelines are available on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The 2020 director compensation program is described below. We believe our director compensation program appropriately compensates our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown in the following table:

DIRECTOR PAY PRINCIPLES		2020 DIRECTOR PAY POLICIES AND PRACTICES
☑	Align the interest of our directors with the interests of our stockholders
▪Target at least 50% of standard retainers in the form of equity to help ensure that directors, like stockholders, have a personal stake in the Company’s performance
▪Require non-employee directors to hold shares of Common Stock or certain equity-based awards having a value greater than or equal to $250,000 within five years after election to the Board

☑	Maintain flexibility to meet the needs of directors	▪Continued to allow directors to elect to defer their cash and/or equity until retirement
☑	Help ensure reasonable director pay by establishing annual limit
▪Under the terms of the Horizon Global Corporation 2020 Equity and Incentive Compensation Plan (the “2020 Equity Plan”), pay for each non-employee director is capped at $500,000 per year ($700,000 for a non-executive chairman of the Board)

Annual Cash and Chair Retainers. Effective from April 16, 2019 through March 31, 2020 our non-employee directors did not receive a base annual cash retainer for their Board service. However, the chair of the Board and the chairs of the Audit, Compensation and Governance Committees were paid, quarterly in arrears, an annual cash retainer in the amounts of $50,000, $15,000, $10,000 and $5,000, respectively (each, an “Annual Chair Retainer”).

On May 13, 2020, the Board modified the non-employee director compensation program by reinstating an annual cash retainer of $80,000 for each of our non-employee directors, paid quarterly in arrears (“Annual Cash Retainer”), effective retroactively as of April 1, 2020. It also determined to maintain the Annual Chair Retainers at the levels described above.
From April 1, 2020 through June 30, 2020, each Annual Cash Retainer and Annual Chair Retainer was temporarily reduced by 20% in recognition of the ongoing uncertainty surrounding the COVID-19 pandemic and related salary reductions experienced by our executive officers and employees in our Americas region (as further described below under the heading “Compensation Discussion and Analysis”).
Annual Cash Retainers and Annual Chair Retainers are generally prorated to reflect any partial year of service by a non-employee director. We do not pay any additional fees to our non-employee directors for attending Board or committee meetings. Directors who are also employees of the Company are not paid any additional cash compensation for serving as directors.
In connection with her commencement of service on the Board in March 2020, Ms. Oler also received a one-time cash payment of $50,000.
Equity Compensation. For 2019, our non-employee directors serving as of the May 2019 grant date generally received grants of restricted stock units with a target value of $160,000 and a vesting period of one year.
On May 13, 2020, the Board modified the non-employee director compensation program for purposes of the 2020 equity award under such program by decreasing the target annual restricted stock unit grant value from $160,000 to $80,000, with each grant generally subject to a director’s continued service on the Board, and a vesting period of one year.
These changes were made in recognition of the then-anticipated share limitations under the Company’s 2020 Equity Plan.
Directors who are also employees of the Company do not receive any additional equity compensation for serving as directors.
Director Stock Ownership. Under the stock ownership guidelines (the “Ownership Guidelines”), non-employee directors are required to hold shares of Common Stock having a value greater than or equal to $250,000 within five years after election to the Board as a non-employee director. If a non-employee director does not meet the Ownership Guidelines, the Compensation Committee may consider such fact when determining the grant of future equity awards to such director. Unrestricted stock, time-based restricted stock, time-based restricted stock units and vested in-the-money options are (or would be) counted toward fulfillment of this ownership requirement.
All non-employee directors are within the five-year window to meet the Ownership Guidelines.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other Information. The Company reimburses all directors for reasonable travel expenses incurred when attending Board and committee meetings. The Company does not provide any perquisites to directors. The Company operates a Non-Employee Director Deferred Compensation Plan, pursuant to which non-employee directors may defer cash or equity compensation (the “Deferred Compensation Plan”). For awards granted in 2021, Mr. Henderson elected to defer his equity compensation to be distributed in one lump sum on the earlier of his death or termination of service to the Board, or in the event of a change of control (as defined in the Company’s 2020 Equity Plan). No other non-employee directors participated in the Deferred Compensation Plan during 2020.

2020 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frederick A. Henderson	$69,500	$80,000	$149,500
John C. Kennedy	$101,000	$80,000	$181,000
Ryan L. Langdon(2)	$56,000	$80,000	$136,000
Brett N. Milgrim	$56,000	$80,000	$136,000
Debra S. Oler(3)	$106,000	$80,000	$186,000
David Roberts(4)	$20,000	$—	$20,000
Mark D. Weber	$60,500	$80,000	$140,500
Harry J. Wilson	$61,000	$80,000	$141,000
_______________________________________
(1)The amounts in this column reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of the restricted stock unit awards made to our non-employee directors during 2020. Messrs. Henderson, Kennedy, Langdon, Milgrim, Weber, and Wilson and Ms. Oler each received 39,604 restricted stock units effective on June 24, 2020. These awards were granted under the 2020 Equity Plan. As of December 31, 2020, there were 39,604 restricted stock units outstanding for each of the non-employee directors other than Mr. Roberts. Mr. Roberts did not hold any outstanding restricted stock units at such time.
(2)Mr. Langdon assigned his restricted stock units to Newport Global Advisors LP.
(3)Ms. Oler was appointed to the Board effective March 3, 2020. Amount in the “Fees Earned or Paid in Cash” column for Ms. Oler includes a one-time cash payment in the amount of $50,000 in connection with her appointment as a director.
(4)Mr. Roberts did not stand for reelection at our 2020 Annual Meeting of Stockholders, and therefore ceased serving on the Board at such time.
Corporate Governance
The Board has adopted Governance Guidelines. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. A copy of the Governance Guidelines is posted on the Company’s website at https://investors.horizonglobal.com.
The Spirit and The Letter. Effective as of July 1, 2015, the Board adopted the Company’s code of conduct, titled “The Spirit and The Letter,” which applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Spirit and The Letter is posted on the Company’s website at https://investors.horizonglobal.com/investors-corporate-governance. All amendments to The Spirit and The Letter, if any, will be also posted on the Company’s website, along with all waivers, if any, of The Spirit and The Letter involving senior officers.
A copy of the Company’s committee charters, Governance Guidelines and The Spirit and The Letter will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices: Horizon Global Corporation, Attention: General Counsel, Chief Compliance Officer and Corporate Secretary, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170.
Communicating with the Board
Any stockholder or interested party who desires to communicate with the Board or any specific director, including the Chair, non-management directors or committee members, may write to: Horizon Global Corporation, Attention: Board of Directors, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170.
Depending on the subject matter of the communication, management will:
▪forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Board Chair);
▪attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

▪not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, stockholders, employees and other interested persons may also call the Company’s applicable toll free, hotline number (for U.S. callers: (844) 472-2428) published at https://investors.horizonglobal.com/compliance. Concerns may be expressed on a confidential and anonymous basis.
Communications made through the hotline are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2021. Deloitte was engaged as our independent registered public accounting firm for the fiscal year ended December 31, 2020. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees	$1,830,000	$2,025,000
Audit-Related Fees	120,000	36,000
Tax Fees	—	—
All Other Fees	5,000	5,000
Total	$1,955,000	$2,066,000
Audit and Audit-Related Fees
Audit fees include fees for the audit of the annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits and consents. Audit-related fees for 2020 and 2019 related primarily to agreed-upon procedures and financial statement translation services performed for certain international legal entities.

Other Fees
Other fees for 2020 and 2019 relate to a subscription for technical content.
We have been advised by Deloitte that neither the firm nor any member of the firm has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee’s pre-approval is required for all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which it wishes to engage the independent registered public accounting firm. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2020, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee.
Vote Required for Approval
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee engages the Company’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with the Company’s management;
2.The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission (the “SEC”);
3.The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte the independence of that firm; and
4.Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
The undersigned members of the Audit Committee, submitted this Report to the Board of Directors.

The Audit Committee Frederick A. Henderson (Chair) John C. Kennedy Brett N. Milgrim

PROPOSAL 3 — APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

As required pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company is providing stockholders with an advisory (non-binding) vote to approve the compensation paid to our named executive officers (“NEOs”) as disclosed in this proxy statement. This advisory vote is commonly known as a ‘‘Say-on-Pay’’ vote.
The Board recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of linking pay to executive performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term financial and strategic goals of the Company, and aligning the interests of our executive officers with the interests of our stockholders by linking executive performance to stockholder value.
2020 Compensation Program Highlights
As described under the heading “Compensation Discussion and Analysis” within this Proxy Statement, our NEOs are rewarded when defined financial performance results are achieved and when value is created for our stockholders. Our Compensation Committee believes that our compensation program is effective in implementing our executive compensation philosophy and establishing a link between compensation and stockholder interests.
Highlights of our executive compensation program include the following:
▪Vast majority of pay is at-risk or variable, i.e., performance-based or equity based or both;
▪Balance short-and long-term performance measurement;
▪Engage with institutional investors regarding our executive compensation program;
▪In determining compensation opportunities for NEOs in 2020, the Compensation Committee reviewed pay levels from similarly sized revenue companies disclosed in published surveys. Peer group data were considered for select executive positions as a secondary reference point to the survey data. The market information is considered a reference point rather than policy for reviewing competitiveness;
▪Our expectations for robust stock ownership align executives’ interests with those of our stockholders;
▪The Company’s clawback policy permits the Compensation Committee to recoup or rescind variable compensation to executives, including NEOs, under certain situations in connection with a restatement of financial results;
▪Our Compensation Committee has retained an independent compensation consultant to advise it with respect to executive compensation matters;
▪We do not have employment agreements with our executives;
▪We do not permit ‘‘underwater’’ stock options or stock appreciation rights to be repriced without stockholder approval;
▪The Company’s anti-hedging policy prohibits our directors and certain of the Company’s executives, including the NEOs, from engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Common Stock, including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds; and
▪The Company’s anti-pledging policy limits the ability of our directors and covered executives, including the NEOs, to pledge with respect to the Company’s Common Stock.

2021 Stockholder Support
We are asking our stockholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote ‘‘FOR’’ the following resolution at the Annual Meeting:
‘‘RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative and other disclosures in this proxy statement.’’
As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our stockholders and expect to consider the outcome of the vote when making future compensation decisions regarding the Company’s NEOs.
With respect to prior proxy statements, the Company was an emerging growth company under the Jumpstart Our Business Startups (JOBS) Act of 2012 and was not required to submit an advisory vote to stockholders to approve named executive officer compensation. Although the Company may make a different determination after reviewing the stockholder voting results of Proposal 4, we currently expect to hold a Say-on-Pay vote on an annual basis, and our next Say-on-Pay vote is expected to occur in 2022.
PROPOSAL 4 — RECOMMENDATION, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE OPTION OF “EVERY YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE SAY-ON-PAY VOTES.

As described in “Proposal No. 3 — Approval, on a Non-Binding Advisory Basis, of the Compensation of the Company’s Named Executive Officers,” Section 14A of the Exchange Act requires that the Company provide our stockholders with a Say-on-Pay vote. Section 14A of the Exchange Act also requires that the Company provide our stockholders the opportunity to vote, on an advisory, non-binding basis, for their preference as to how frequently we should seek future Say-on-Pay votes. By voting on this proposal, stockholders may indicate whether they would prefer that we conduct future Say-on-Pay votes every year, every two years or every three years. Stockholders may instead abstain from casting a vote on this proposal.
The Board has determined that a Say-on-Pay vote that occurs every year is the most appropriate alternative for the Company. In reaching this recommendation, the Board considered that holding an annual Say-on-Pay vote allows stockholders to provide direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement each year. An annual Say-on-Pay vote also provides the Compensation Committee with the opportunity to evaluate its compensation decisions taking into account timely feedback provided by stockholders. In addition, the Board recognizes that an annual Say-on-Pay vote is consistent with the Company’s policy of facilitating communications of stockholders with the Board and its various committees, including the Compensation Committee.
Stockholders may vote on their preferred voting frequency by choosing the option of every year, every two years or every three years or may abstain from voting. The vote on this proposal is not intended to approve or disapprove the recommendation of the Board. Although the Board intends to carefully consider the voting results of this proposal, the vote is advisory and not binding on the Company or the Board. The Board may decide that it is in the best interests of stockholders and the Company to hold a Say-on-Pay vote more or less frequently than the frequency preferred by stockholders.
The frequency of the advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:
▪each person known by us to beneficially own more than 5% of the Common Stock;
▪each of the Company’s directors and director nominees;
▪each of the NEOs; and
▪all of the Company’s current directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the following table has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 27,002,183 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street, Baltimore, MD 21202	4,662,729	17.27%
Corre Partners Management, LLC(2) 12 East 49th Street, 40th Floor, New York, NY 10017	2,775,541	9.99%
Iron Park Capital Partners(3) 527 Madison Avenue, 25th Floor, New York, NY 10022	2,966,943	9.90%
Royce & Associates, LP(4) 745 Fifth Avenue, New York, NY 10151	2,201,441	8.15%
John F. Barrett(3)	2,775,541	9.99%
Terrence G. Gohl	53,998	—%
Jay Goldbaum(5)	136,069	—%
Frederick A. Henderson	98,899	—%
Richard J. Jok(6)	4,891	—%
John C. Kennedy	980,596	3.63%
Ryan L. Langdon(7)	879,048	3.16%
Matthew J. Meyer	31,766	—%
Brett N. Milgrim	44,199	—%
Debra S. Oler	—	—%
Matthew T. Pollick	21,585	—%
Dennis E. Richardville	16,106	—%
James F. Sistek	32,153	—%
Mark D. Weber	44,199	—%
Harry J. Wilson	1,279,511	4.74%
All current executive officers and directors as a group (14 persons) (8)	4,777,809	22.34%

_______________________________________
(1)Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 16, 2021 jointly by T. Rowe Price Associates, Inc. (“T. Rowe Price”), and T. Rowe Price Small-Cap Value Fund, Inc. (“T. Rowe Fund”). As of December 31, 2020, T. Rowe Price had sole voting power with respect to 1,214,519 shares of Common Stock, and sole dispositive power with respect to 4,662,729 shares of Common Stock; and T. Rowe Fund had sole voting power with respect to 3,377,490 shares of Common Stock.
(2)Information contained in the columns above and this footnote is based, in part, on a report on Schedule 13D/A filed with the SEC on March 22, 2019 jointly by (i) Corre Opportunities by Qualified Master Fund, LP (the “Fund”); (ii) Corre Partners Advisors, LLC (the “General Partner”), which serves as the general partner of the Fund; (iii) Corre Partners Management, LLC (the “Investment Adviser”), which has been delegated investment authority over the assets of the Fund by the General Partner; (iv) Mr. John Barrett, who serves as a managing member of the General Partner and the Investment Adviser; and (v) Mr. Eric Soderlund, who serves as a managing member of the General Partner and the Investment Adviser (each, a “Corre Reporting Person” and collectively, the “Corre Reporting Persons”). As of the Record Date, (i) the Fund may be deemed to be the beneficial owner of 2,775,541 Shares, consisting of 1,994,529 shares of Common Stock and 781,012 shares of Common Stock issuable upon conversion or exercise, as applicable, of convertible senior notes and warrants of the Company held by the Fund, and (ii) each of the General Partner, the Investment Adviser, Mr. Barrett and Mr. Soderlund may be deemed to be the beneficial owner of 2,775,541 shares of Common Stock, consisting of 1,994,529 shares of Common Stock and 781,012 shares of Common Stock issuable upon conversion of certain notes and warrants of the Company held by the Corre Reporting Persons. The Fund had shared voting power with respect to 2,775,541 shares of Common Stock; and shared dispositive power with respect to 2,775,541 shares of Common Stock. The General Partner, the Investment Adviser, Mr. Barrett and Mr. Soderlund had shared voting power with respect to 2,775,541 shares of Common Stock; and shared dispositive power with respect to 2,775,541 shares of Common Stock. The amount does not include shares of Common Stock underlying convertible senior notes and warrants held by the Corre Reporting Persons, that are subject to limitations on the right to convert and exercise, respectively, to the extent that after giving effect to such issuance after conversion or exercise, the Corre Reporting Persons (together with the Corre Reporting Persons’ affiliates), would, when aggregated with all other shares of Common Stock beneficially owned by such Corre Reporting Persons at such time, beneficially own shares of Common Stock in excess of 9.99% of the number of shares of Common Stock outstanding (measured after giving effect to the issuance of shares of Common Stock issuable upon conversion of the convertible senior notes or exercise of the warrants, as applicable).
(3)Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 12, 2021 jointly by (i) APSC Holdco II, L.P. (“APSC”); (ii) Atlantic Park Strategic Capital Parallel Master Fund, L.P. (“Atlantic Park”); (iii) Iron Park Capital Partners, LP (“Iron Park”); and (iv) GASC APF, L.P. (“GASC APF”), (each, an “Iron Park Reporting Person” and collectively, the “Iron Park Reporting Persons”). As of February 2, 2021, APSC held a warrant to purchase 3,905,486 shares of Common Stock. The number set forth in the table consists of shares of Common Stock underlying the warrant, but does not include shares of Common Stock underlying the warrant that are subject to limitations on the right to exercise to the extent that, after giving effect to such issuance after exercise, the Iron Park Reporting Persons (together with the Iron Park Reporting Persons’ affiliates) would, when aggregated with all other shares of Common Stock beneficially owned by such Iron Park Reporting Persons at such time, beneficially own shares of Common Stock in excess of 9.90% of the number of shares of Common Stock outstanding (measured after giving effect to the issuance of shares of Common Stock issuable upon exercise of the warrant). The Iron Park Reporting Persons, specifically APSC, Atlantic Park, Iron Park and GASC APF had shared voting power with respect to 2,966,943 shares of Common Stock; and shared dispositive power with respect to 2,966,943 shares of Common Stock.
(4)Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed by Royce Associates, LP (“Royce”) with the SEC on January 27, 2021. As of December 31, 2020, Royce had sole voting power and sole dispositive power with respect to 2,201,441 shares of Common Stock.
(5)The number set forth in the table includes 9,283 shares of Common Stock underlying exercisable options.
(6)Effective March 16, 2020, Mr. Jok ceased being an executive officer and no longer had reporting obligations under Section 16.
(7)The number set forth in the table includes 834,849 shares of Common Stock underlying warrants owned by Newport Global Advisers LP.
(8)With the exception of Messrs. Barrett, Kennedy, Langdon and Wilson, each director and NEO beneficially owns less than one percent of the outstanding shares of the Common Stock. Mr. Jok is not included in this group.
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	2,955,701	$10.43	3,989,158
Equity compensation plans not approved by security holders	—	$—	—
TOTAL:	2,955,701	$10.43	3,989,158
____________________________________
(1)Performance-based restricted stock unit awards are reflected in this column assuming maximum performance with respect to the applicable performance goals, which may overstate potential dilution with respect to such awards.

(2)The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted stock unit awards have no exercise price.
(3)As of December 31, 2020, includes 3,989,158 shares available for future issuance under the 2020 Equity Plan, all of which may be issued for awards other than stock options, restricted stock units or stock appreciation rights.
Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
Terrence G. Gohl	59	President, Chief Executive Officer and Director
Dennis E. Richardville	66	Chief Financial Officer
Matthew J. Meyer	39	Chief Accounting Officer
Jay Goldbaum	39	General Counsel, Chief Compliance Officer and Corporate Secretary
James F. Sistek	57	Chief Administrative Officer
Matthew T. Pollick	49	Chief Operating Officer
Terrence G. Gohl. Business experience for Mr. Gohl is provided under the heading “Proposal 1 — Election of Directors.”
Dennis E. Richardville. Mr. Richardville was appointed Chief Financial Officer on March 16, 2020. Prior to this appointment, Mr. Richardville served as Vice President and Corporate Treasurer of the Company since January 2020. Prior to joining the Company, Mr. Richardville served as chief financial officer of Dura Automotive Systems, LLC, a global Tier One automotive supplier specializing in the design, engineering and manufacturing of advanced mobility system solutions, from August 2019 to October 2019. Mr. Richardville served as executive vice president and chief financial officer of IAC, a leading global supplier of automotive components and systems, including interior and exterior trim, from April 2012 to December 2018. From 2007 to 2012, Mr. Richardville served as vice president and global corporate controller for IAC. Prior to joining IAC, Mr. Richardville held various finance positions with Lear Corporation, Wesley Industries, Inc., MSX International, Inc. and Hayes Lemmerz International Inc. from 1990 to 2007.
Matthew J. Meyer. Mr. Meyer was appointed Chief Accounting Officer on December 12, 2019. Mr. Meyer also held the role of principal financial officer from March 3, 2020 until March 16, 2020. Mr. Meyer was previously Corporate Controller for Horizon Global since November 2018. Prior to joining the Company, Mr. Meyer, served in a variety of management positions for Joyson Safety Systems, a global leader in mobility safety providing safety-critical components, systems and technology to automotive and non-automotive markets, from December 2015 to November 2018, and ultimately served as corporate controller. From January 2015 to December 2015, Meyer served as director, accounting and reporting for Federal-Mogul Holdings Corporation, a developer, manufacturer and supplier of products for automotive, commercial, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation applications (“Federal-Mogul”). Prior to his position with Federal-Mogul, from September 2011 to January 2015, Mr. Meyer served in a variety of management positions of increasing responsibility, ultimately serving as compliance director for Kelly Services Inc., a global leader in providing workforce solutions, including outsourcing and consulting services. Meyer also served in a variety of positions leading up to an audit manager position with KPMG, LLP, a global network of professional firms providing audit, tax and advisory services, from January 2007 to September 2011.
Jay Goldbaum. Mr. Goldbaum has served as our General Counsel, Chief Compliance Officer and Corporate Secretary since November 13, 2017. Mr. Goldbaum served as Legal Director, Chief Compliance Officer and Corporate Secretary since June 30, 2015 in connection with the spin-off from TriMas Corporation (“TriMas”). From January 14, 2015 through June 29, 2015, Mr. Goldbaum served as Vice President, Corporate Secretary and a director of Horizon. Mr. Goldbaum was previously associate general counsel-commercial law for TriMas beginning in January 2014. Mr. Goldbaum joined TriMas in January 2012 and held the position of legal counsel. Before joining TriMas, Mr. Goldbaum was an associate in the corporate and litigation practice groups at the law firm of Jaffe, Raitt, Heuer & Weiss, P.C. from September 2007 to August 2011.

James F. Sistek. Mr. Sistek has served as our Chief Administrative Officer since December 9, 2019. Prior to joining Horizon, Mr. Sistek served as senior vice president business operations for Superior Industries International, Inc. (“Superior”), a Tier 1 automotive supplier of aluminum wheels, from August 2014 to January 2019. During his tenure at Superior, Mr. Sistek was directly responsible for product development and launch, supply chain and logistics, quality, information technology and served as the executive lead on a corporate-wide overhaul of the operating model. From January 2013 to August 2014, Mr. Sistek served as president and founder of Infologic, Inc. (“Infologic”), a consulting services company specializing in the optimization of business operations, where he streamlined business processes, supported program development and launch programs, and provided complete technology assessments for Tier 1 suppliers and IT service providers. Prior to forming Infologic, from October 2005 to January 2013, Mr. Sistek held various leadership positions at Visteon Corporation, a global automotive electronics supplier, ultimately serving as vice president shared services and chief information officer from 2009 to 2013.
Matthew T. Pollick. Mr. Pollick has served as our Chief Operating Officer since November 11, 2019. Before joining Horizon, Mr. Pollick served as Executive Vice President of Industrial Management for Gestamp North America, a company dedicated to the design, development and manufacture of metal automotive components, from September 2016 to November 2019. From April 2014 to September 2016, Mr. Pollick was a general manager of Bowling Green Metalforming, a subsidiary of Magna International, a leading global automotive mobility technology and automotive parts supplier (“Magna”). Prior to joining Magna, from April 2002 to April 2014, Mr. Pollick held roles of increasing responsibility at Tower International, a leading manufacturer of engineered automotive structural metal components and assemblies, ultimately serving as its Director of Operations.
TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with The Spirit and The Letter, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Governance Committee and the written Governance Guidelines, members of the Board must properly notify the President and Chief Executive Officer and the Chair of the Governance Committee if any actual or potential conflict of interest arises between the Board and such member. After notification, the Board will evaluate and resolve the matter in our best interest upon recommendation of the Governance Committee.
It is also our policy that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which we participate and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are consistent with our best interests.
Transactions with Related Parties
In the first quarter of 2020, we entered into a three-year agreement to purchase a subscription to online software provided by NGS, Inc. (“NGS”). James Sistek, our Chief Administrative Officer, is a passive investor in NGS. We made payments to NGS of $320,000 during 2020. The transaction was entered into in the ordinary course of business and on an arms-length basis.
Indebtedness and Warrant Exercise
On March 15, 2019, we entered into a Second Lien Term Facility Credit Agreement (the “Second Lien Term Facility Agreement”) with Cortland Capital Markets Services LLC, as administrative agent and collateral agent, Corre Partners Management, LLC (collectively with its affiliates, including the Corre Lenders (defined below), “Corre”), as representative of the lenders, and the lenders party thereto (the “Second Lien Lenders”). The Second Lien Term Facility Agreement provided for a second lien term loan facility (the “Second Lien Term Facility”) initially in the aggregate principal amount of approximately $51.0 million. The Second Lien Lenders included (i) Corre Opportunities Qualified Master Fund, LP (“Corre Master Fund”), Corre Horizon Fund, LP and Corre Opportunities II Master Fund, LP (collectively, the “Corre Lenders”), (ii) Newport Global Credit Fund L.P. and Newport Global Opportunities Fund I-A LP (collectively, the “Newport Lenders”) and (iii) JKI Holdings, LLC (“JKI Holdings”), an entity owned by our Board Chair, John C. Kennedy. John F. Barrett, one of our directors, is currently managing partner, chief investment officer and co-

founder of Corre. Ryan L. Langdon, one of our directors, is currently senior managing director and co-founder of Newport Global Advisors L.P. (collectively with its affiliates, including the Newport Lenders, “Newport”). At the time of entering into the Second Lien Term Facility Agreement, affiliates of Corre, including Corre Master Fund, beneficially owned, in the aggregate, 9.99% of the outstanding Common Stock.
We previously had in place a first lien term facility (the “First Lien Term Facility”) pursuant to which approximately $25.2 million was outstanding as of December 31, 2019. Corre and Newport purchased term loans under the First Lien Term Facility in the open market and held approximately $20.7 million and $4.8 million, respectively, under the First Lien Term Facility when it was refinanced and replaced with the Replacement Term Loan Facility (defined below) on July 6, 2020. During 2020, Corre received approximately $675,200 in cash interest, approximately $322,400 in paid-in-kind (“PIK”) interest and a PIK amendment fee of approximately $623,600 under the First Lien Term Facility and Newport received approximately $156,600 in cash interest, approximately $106,600 in PIK interest and a PIK amendment fee of approximately $139,900 under the First Lien Term Facility.
On July 6, 2020, the Second Lien Term Facility was also refinanced and replaced with the Replacement Term Loan Facility. Corre, Newport and JKI Holdings held approximately $40.3 million, $8.9 million and $3.0 million, respectively, under the Second Lien Term Facility when it was refinanced and replaced with the Replacement Term Loan Facility. During 2020, Corre received approximately $2.4 million in PIK interest under the Second Lien Term Facility and Newport received approximately $777,200 in PIK interest under the Second Lien Term Facility.
On July 6, 2020, we entered into a replacement term loan facility (the “Replacement Term Loan Facility”) that provided a replacement term loan that refinanced and replaced the amounts outstanding under the First Lien Term Loan Facility and Second Lien Term Loan Facility, plus any accrued interest and unpaid interest thereon. The interest on the replacement term loan was LIBOR plus 10.75% per annum, subject to a 1.00% LIBOR floor, of which 4.00% was payable in cash and the remainder of which was PIK interest. Borrowings under the Replacement Term Loan Facility were to mature on the earlier of: (i) June 30, 2022 and (ii) April 1, 2022 if our Convertible Notes (as defined below) were not repaid or otherwise discharged prior to such date. Additionally, the Replacement Term Loan Facility provided for a 1.00% PIK closing fee, which was added to the principal amount of the replacement term loan on the closing date. As of July 6, 2020, Corre held approximately $63.0 million (including the PIK closing fee), Newport held approximately $14.1 million (including the PIK closing fee) and JKI Holdings held approximately $3.1million (including the PIK closing fee) under the Replacement Term Loan Facility. From July 6, 2020 until February 2, 2021, when the Replacement Term Loan Facility was repaid in full with the proceeds of a new term loan facility, Corre received approximately $1.2 million in cash interest, approximately $3.1 million in PIK interest, a cash prepayment of premium of approximately $1.9 million and a payment for the reimbursement of fees of approximately $82,270 under the Replacement Term Loan Facility, Newport received approximately $275,200 in cash interest, approximately $703,400 in PIK interest and a cash prepayment premium of approximately $445,400 and JKI Holdings received approximately $59,800 in cash interest, approximately $153,148 in PIK interest and a cash prepayment premium of approximately $97,000 received under the Replacement Term Loan Facility.
In February 2017, we issued $125.0 million aggregate principal amount of 2.75% Convertible Senior Notes due 2022 (the “Convertible Notes”). Interest is payable on the Convertible Notes on January 1 and July 1 of each year, and the Convertible Notes will mature on July 1, 2022 unless earlier converted. The Convertible Notes are convertible into an aggregate of 5,005,000 shares of our common stock, based on an initial conversion price of $24.98 per share. Corre, Newport and JKI Holdings have each purchased Convertible Notes in the open market and held approximately $47.2 million, $28.2 million and $2.0 million aggregate principal amount of Convertible Notes, respectively, as of December 31, 2019. In the fourth quarter of 2020, Newport purchased additional Convertible Notes in the open market and held approximately $43.5 million aggregate principal amount of Convertible Notes as of December 31, 2020. During 2020, Corre, Newport and JKI Holdings received approximately $1.3 million, $776,000 and $55,000, respectively, of interest payments on their Convertible Notes.
In connection with obtaining a commitment for the Second Lien Term Facility, we agreed to issue five-year warrants to purchase an aggregate of 6,250,000 shares of our common stock with an exercise price of $1.50 per share to the Second Lien Lenders. JKI Holdings received a warrant to purchase 278,283 shares of our common stock as its pro rata share of the warrants granted to the Second Lien Lenders. On February 4, 2021, JKI Holdings exercised its warrant in full and paid the exercise price in cash.

ENVIRONMENTAL, SOCIAL AND CORPORATE GOVERNANCE
Highlights
Horizon Global is dedicated to a global stewardship, focusing on sustainable environmental, social practices, and responsible governance activities. We utilize a comprehensive continuous improvement methodology, in all aspects of our business across the globe. Our team is dedicated to meeting the performance needs of end users while maintaining the highest standards of conduct.
Our sustainability report, published in September 2020, includes important information gathered from across our global operations regarding environmental and safety metrics including consumption of energy and water, waste, and safety metrics. We are continually monitoring and implementing actions to improve our environmental, social and safety impact.

Our employees are our greatest asset, and each employee plays an important role in the success of our Company and the overall business. Stakeholders and interested parties are key to fulfilling our corporate responsibilities which includes sustainability.
Environmental Sustainability
Horizon Global monitors and seeks to incorporate environmental sustainability practices and principles in its global operations, products and supply chain. Globally, many of our facilities are certified to industry standards such as:
▪ISO 14001-Environmental Management
▪ISO 45001-Occupational Health and Safety
▪ISO 50001-Energy Management
Tobacco use by employees is permitted only in specifically designated outdoor smoking areas and is prohibited near any employee entrance, in accordance with local laws or facility policies.
Social Responsibility
Horizon Global is committed to providing a safe and healthy work environment. The Company instructs it employees to be responsible for observing the health and safety rules, policies, practices, laws and regulations, and taking necessary precautions to protect themselves and co-workers including wearing safety equipment. We encourage employees to immediately report accidents, injuries, occupational illnesses and unsafe practices or conditions; and ensure that first aid kits are available to all employees.
Corporate Governance
Horizon Global’s governance practices serve an important role in the Company’s ability to conduct its operations in a responsible and ethical manner. Our governance practices include:
▪Separate roles for CEO and Board Chair
▪Declassified Board
▪Majority of non-employee directors are independent in accordance with the NYSE listing standards and Horizon’s Corporate Governance Guidelines
▪Three standing Board Committees – Audit Committee, Compensation Committee and Governance and Nominating Committee are guided by committee charters
Further details are outlined under the heading “Board Leadership Structure and Management” in this proxy statement.
Executive Succession and Human Capital Management
The Board recognizes that succession planning and human capital management, including diversity and inclusion, are key components of our continued success. Our Board's involvement in leadership development and succession planning is ongoing. Pursuant to our Corporate Governance Guidelines, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. The Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of our current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement outlines details of the executive compensation program for Horizon Global’s NEOs for 2020. Our goal is to provide stockholders with an explanation and understanding of the following in relation to the Company’s compensation program:
▪Compensation philosophy and objectives for the Company’s NEOs in 2020;
▪Roles of the Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant and management in the 2020 executive compensation process;
▪Key components of the 2020 executive compensation program and the achievements our program is designed to reward;
▪2020 executive compensation process alignment with Horizon’s executive compensation philosophy and objectives; and
▪NEOs 2020 compensation alignment with the Company’s financial performance, and stockholders’ long-term investment interests.
Leadership Summary
Terrence G. Gohl has served as President and Chief Executive Officer of the Company, since September 2019. Richard J. Jok served as interim Chief Financial Officer from December 19, 2019 to March 16, 2020. On March 3, 2020, Mr. Meyer assumed the role of principal financial officer, replacing Mr. Jok, who continued in his role as interim Chief Financial Officer. On March 16, 2020, Dennis E. Richardville became Chief Financial Officer and principal financial officer (having previously served as our Vice President and Corporate Treasurer), at which time Mr. Meyer continued in his role as Chief Accounting Officer and Mr. Jok returned to his role as Vice President, Financial Planning and Analysis.
This CD&A provides information about the executive compensation program in place for the Company’s 2020 NEOs, who are:
▪Terrence G. Gohl - President and Chief Executive Officer;
▪Dennis E. Richardville - Chief Financial Officer;
▪Richard J. Jok - Vice President, Financial Planning and Analysis and former interim Chief Financial Officer;
▪Matthew J. Meyer - Chief Accounting Officer and former principal financial officer;
▪Jay Goldbaum - General Counsel, Chief Compliance Officer and Corporate Secretary;
▪James F. Sistek - Chief Administrative Officer; and
▪Matthew T. Pollick - Chief Operating Officer.
2020 Executive Compensation Program Description
Program Philosophy and Objectives
The Company’s executive compensation philosophy is to provide executives with a competitive compensation package that is heavily weighted towards performance-based and at-risk compensation in order to encourage superior business, stock price and financial performance over the short and longer term and to closely align the interests of the Company’s NEOs with those of its stockholders. The Committee oversees the Company’s executive compensation program.

The Committee believes that the Company’s NEO compensation program should be aimed at accomplishing five key objectives:
1.     Align executives’ interests with overall corporate goals and objectives, core values and stockholder interests;
2.     Motivate and incentivize executives to achieve financial objectives;
3.     Reinforce consistent attainment of above-market performance;
4.     Balance short-term performance with long-term value creation; and
5.    Help attract and retain high-caliber executive talent needed to develop and execute the Company’s strategy.
2020 Highlights
Horizon entered 2020 with great momentum and high expectations for the turnaround of the Company. While we immediately faced unprecedented macro-economic challenges due to the global pandemic, the team maintained its focus and ultimately delivered significant value to our stockholders as well as all of our key stakeholders. To offset commercial headwinds in early 2020, we accelerated the execution of our operational improvement initiatives, including the operational transformation of Mexico manufacturing and Americas distribution, streamlining our Americas product portfolio and rationalizing our Europe-Africa distribution footprint. This resulted in improved productivity and throughput, which enabled us to deliver on customer commitments and further solidified Horizon Global as the supplier of choice during the second half of 2020. A few of our financial achievements (comparisons against prior year) include:
▪Gross profit increased $24.4 million to $120.6 million
▪SG&A decreased $26.8 million to $127.4 million
▪Net loss from continuing operations improved $72.5 million to $37.5 million
▪Cash and availability under revolving credit facility improved $38.5 million to $83.4 million
▪Cash flow from operating activities improved $107.6 million to $39.1 million
▪Refinanced $75.0 million revolving credit facility, with maturity in March 2023
Consideration of Stockholder Say-on-Pay Vote
The Say-on-Pay vote conducted at the Annual Meeting will be the Company’s first, as the Company was previously an emerging growth company under the Jumpstart Our Business Startups (JOBS) Act of 2012. As described in this Compensation Discussion and Analysis, the Committee has established executive compensation programs that reflect both Company and individual performance. The Committee consistently exercises care and discipline in determining executive compensation and has structured our executive compensation programs to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our stockholders. The Committee and Board value the opinions of our stockholders and expect to consider the outcome of the 2021 Say-on-Pay vote when making future compensation decisions regarding the Company’s NEOs.

Executive Compensation Best Practices
The table below highlights certain key features of our current NEO compensation program. The Company believes that these features demonstrate our commitment to serve our stockholders’ interests and drive NEO performance.

What We Do		What We Don’t Do
☑	Emphasize at-risk or variable pay as a majority of the NEO pay mix	☒	Do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company
☑	Consult competitive market data to inform executive compensation decisions	☒	Do not have employment agreements with any of our NEOs
☑	Balance short- and long-term performance measurement	☒	Do not provide excise tax gross-ups upon a change in control
☑	Utilize both time-vesting and performance-based equity compensation as part of the Company’s regular long-term incentive program	☒	Do not discount, reload or reprice stock options without stockholder approval
☑	Maintain robust stock ownership guidelines for executives (five times base salary for CEO; three times base salary for other NEOs)	☒	Do not grant equity awards that provide for “single-trigger” vesting upon a change in control
☑	Provide reasonable post-employment and change in control protections	☒	Do not provide dividends or dividend equivalents on unearned performance-based equity awards
☑	Maintain a “clawback” policy and include clawback provisions in long-term incentive awards
☑	Maintain policies prohibiting executives from hedging Company stock and limiting executives’ ability to pledge Company stock
☑	Offer limited perquisites or personal benefits that we believe provide a benefit to the Company’s business
☑	Engage with investors regarding our executive compensation program
☑	Obtain advice for the Committee from an external, independent compensation consultant

What We Pay and Why: Overview of Key 2020 Program Elements
The main elements of the Company’s 2020 compensation structure for our NEOs, and a description of each element are provided below:

Element	Nature	Description	Why We Provide It
Base Salary	Fixed	Fixed compensation component payable in cash; reviewed annually and subject to adjustment	Attract and retain executive talent by paying market-competitive base compensation for expected levels of day-to-day performance
Short-Term Incentive (“STI”) Plan Awards	Variable	STI paid in cash based on performance against annually established goals	Align NEO performance with the Company’s near-term financial objectives
Long-Term Incentive (“LTI”) Plan Awards	Variable	LTI equity awards include service and performance-based stock units	Align the interests of NEOs and stockholders by incentivizing achievement of long-term performance goals and encouraging retention
Retirement and Welfare Benefits	Fixed	Retirement plans, health care and insurance benefits	Attract and retain executive talent by offering market-competitive benefits
Perquisites and Personal Benefits	Fixed	Flexible cash allowance, supplemental long-term disability coverage, relocation benefits, and executive physicals	Attract and retain executive talent by offering market-competitive benefits
Hire/Interim Role Bonuses	Variable	Reasonable compensation for recruiting executives and retaining during interim roles	Attract and retain executive talent
Severance Compensation	Fixed	Reasonable and market-competitive severance protection	Attract and retain executive talent
Role of Independent Consultant
Engagement of Frederic W. Cook & Co., Inc. (“FW Cook”)
The Committee has retained the services of FW Cook, an external independent executive compensation consultant, to assist the Committee in its review of executive compensation practices, including the competitiveness of pay levels, program design, market trends, and technical considerations. The Committee provides FW Cook with an annual calendar of Committee meeting agenda topics, and requests FW Cook’s support in developing materials to facilitate the Committee’s meeting discussions regarding each topic.
The Committee has the final authority to hire and terminate the consultant, and the Committee will evaluate the consultant annually. Pursuant to SEC rules, the Committee has assessed the independence of FW Cook and, in 2020, the Committee concluded that no conflict of interest exists that would prevent FW Cook from providing independent advice to the Committee. FW Cook does not provide any consulting advice to the Company, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Committee chair. FW Cook meets with the Committee chair and the Committee outside the presence of management.
Market Compensation Data Analysis
In general, FW Cook provides the Company with external pay comparison data. The Committee recognizes that over-reliance on external comparisons can be of concern, and the Committee is mindful of the value and limitations of comparative data. Therefore, although the Committee uses comparative data provided by FW Cook as one input in making certain of its NEO compensation decisions, such data is not the primary factor in the decision-making process.
In determining compensation opportunities for NEOs in 2020, the Committee reviewed pay levels from similarly sized revenue companies disclosed in published surveys. We did not select the constituent companies comprising the survey group, and the component companies’ identities were not a material factor in the applicable compensation analysis. Peer group data (based on the companies discussed below) were considered for select executive positions as a secondary reference point to the survey.
The Committee used this competitive market assessment as only one factor in its compensation decisions; the Committee also considered other factors including, but not limited to, each NEO’s time in their particular role, historical performance and, to a lesser extent, internal equity considerations.

Peer Group
In 2017, the Committee approved a peer group of 19 companies that were used for purposes of 2018 executive compensation decisions. During 2018, the Committee reconfirmed the appropriateness of this peer group with the removal of Donaldson Company, Inc., LCI Industries (formerly Drew Industries), Woodward, Inc., Gentex Corporation and U.S. Auto Parts Network, Inc., as well as the addition of Miller Industries, Inc. and Douglas Dynamics, Inc. The companies removed had revenue and market capitalization that in general exceeded those of Horizon Global. The two new additional companies were deemed to be in an appropriate size range for executive pay comparison purposes. This peer group of 16 companies was used to inform 2019 and 2020 compensation decisions for the Company’s executive officers.
Except as identified below, there were no changes in the peer group for 2020, as listed in the following chart:

2020 Peer Group
Enerpac Tool Group Corp. (formerly Actuant Corporation)	Duluth Holdings, Inc.	Miller Industries, Inc.	The Shyft Group, Inc. (formerly Spartan Motors, Inc.)
Callaway Golf Company	Federal Signal Corporation	Modine Manufacturing Company	Stoneridge, Inc.
Dorman Products, Inc.	Gentherm Incorporated	Nautilus, Inc.	Wabash National Corporation
Douglas Dynamics, Inc.	Johnson Outdoors, Inc.	Shiloh Industries, Inc.(1)	Winnebago Industries, Inc.
_______________________________
(1)Shiloh Industries, Inc. entered into bankruptcy in August 2020 and was removed from the peer group.

Key 2020 Executive Compensation Components and Decisions
A description of the material elements of the 2020 executive compensation program for our NEOs is provided below.
2020 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. For 2020, the Committee considered whether to grant merit increases and/or merit-based adjustments to certain of the Company’s NEOs. In doing so, it considered several factors consisting of individual responsibilities, Company and individual performance, experience and alignment with market levels. The table below reflects the 2020 base salary rates for our NEOs.

Name	Base Salary Rate
Terrence G. Gohl	$650,000
Dennis E. Richardville	$380,000
Richard J. Jok	$210,000
Matthew J. Meyer	$255,000
Jay Goldbaum	$280,000
James F. Sistek	$380,000
Matthew T. Pollick	$365,000
Messrs. Gohl, Jok, Goldbaum, Sistek, and Pollick did not receive a base salary increase in 2020. Mr. Richardville received an increase in base salary from $270,000 to $380,000 effective March 16, 2020 in connection with his promotion as Chief Financial Officer, and Mr. Meyer received an increase in base salary from $225,000 to $255,000 on February 17, 2020 in connection with his promotion as Chief Accounting Officer.
Effective March 30, 2020, in connection with an across-the-board salary reduction for all of our salaried employees in the Americas region in light of the uncertainty surrounding the COVID-19 pandemic, Mr. Gohl agreed to a temporary salary reduction of 50%, and each of the other NEOs agreed to a temporary salary reduction of 20%. Salaries were restored to 100% on May 25, 2020.

2020 Short-Term Incentive Compensation Program
The goal of STI compensation is to support our overall business objectives by aligning performance with the interests of stockholders and focusing attention on key measures of success. STI compensation is designed to accomplish this goal by providing the opportunity for additional rewards when pre-established performance goals are achieved. On June 19, 2020, stockholders approved the adoption of the Company’s 2020 Equity Plan. STI awards for 2020 were provided under the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan (“Amended 2015 Plan”), prior to the approval of our 2020 Equity Plan. The 2020 STI compensation for our NEOs is described below.
Target Awards
The 2020 STI target award opportunities provided to our NEOs during 2020, were established as a percentage of base salary.
The participating NEOs’ 2020 STI target award opportunities were approved by the Committee and based on financial performance metrics and targets for 2020 at the Company-wide level (the “Financial Performance Measures”). Depending on the performance results achieved, the participating NEOs’ actual awards generally could vary as a percent of target from 0% to a maximum of 200%. An individual performance component was also included in the 2020 STI design to allow the Committee to modify an executive’s award by applying a factor ranging from 0% to 150% of the payout determined under the Financial Performance Measures to reflect personal performance and contributions to the Company’s success, as subjectively determined in the Committee’s discretion following the end of the performance period. Regardless of individual performance, all awards are capped at a maximum payout of 200% of target.
As a new feature for our executive officers’ 2020 STI awards, the Committee determined (at the time it granted the STI opportunities) that the awards would be paid in the form of fully vested Common Stock for the portion of payouts (if any) that exceeded the target level. This design was implemented to preserve cash for the Company and enhance alignment between executives and stockholders by increasing executive stock ownership. The number of shares of Common Stock payable to an executive officer (if any) is determined by dividing the portion of the STI payout that exceeds the target level by the closing price of the Common Stock on February 17, 2020 (the date that the STI award opportunities were approved by the Committee). Any amount not exceeding the target level would continue to be paid in cash.

The 2020 STI target awards for the NEOs are shown in the following chart:

Name	2020 Target STI Award Amount	Target Award as a Percent of Base Salary Rate
Terrence G. Gohl	$650,000	100%
Dennis E. Richardville(1)	$266,000	70%
Richard J. Jok	$63,000	30%
Matthew J. Meyer(2)	$102,000	40%
Jay Goldbaum	$140,000	50%
James F. Sistek	$266,000	70%
Matthew T. Pollick	$255,500	70%
_______________________________
(1)Mr. Richardville’s target award percentage was increased from 40% of base salary to 70% of base salary effective March 16, 2020 in connection with his promotion as Chief Financial Officer.
(2)Mr. Meyer’s target award percentage was increased from 30% of base salary to 40% of base salary effective February 17, 2020 in connection with his promotion as Chief Accounting Officer.

Financial Performance Measures
The Financial Performance Measures consisted of the following metrics:
▪EBITDA-R - 60%. This metric provides for rewards based on the Company’s earnings. EBITDA-R is defined as the Company’s consolidated earnings (excluding minority interest adjustments) before interest, taxes, depreciation, amortization; and adjusted for gains/losses from currency exchange and asset disposals (less any impact of restructuring).
▪Free Cash Flow - 40%. This metric provides for rewards based on the Company’s free cash flow, which is defined as the sum of (i) the Company’s EBITDA-R, (ii) plus/minus the impact of increases/decreases in working capital, (iii) excluding interest and tax-related accrued liabilities, and (iv) less capital expenditures.
EBITDA-R was chosen to measure the Company’s profitability, ability to satisfy its debt obligations, and as an important driver of stock price growth. The use of free cash flow as a performance metric aligns with the Company’s turnaround plan, the Board’s focus on strengthening the Company’s balance sheet, and improving working capital management. The Financial Performance Measure goals used for the 2020 STI awards and actual achievements were as follows (with straight-line interpolation between payment levels).

		Target Performance
Financial Performance Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Percentage of Total Incentive Earned
		(dollars in thousands)
EBITDA-R	60.0%	$23,380	$33,400	$50,100	$26,410	39%
Free Cash Flow	40.0%	$23,940	$34,200	$51,300	$50,263	78%
Total	100.0%					117%
Award Determination
On March 10, 2021, the Committee determined the degree to which the STI goals for the 2020 performance period were achieved, which actual results are highlighted in the table above for the Financial Performance Measures. All payouts for 2020 were based solely on the formulaic Financial Performance Measure results. The Committee did not evaluate the NEOs’ individual performance.
As a result, our NEOs received STI award payouts for the 2020 performance period as follows:

Name	Target STI Award as a % of Base Salary	Target STI Award Amount	Actual STI Award Earned (%)	STI Award Amount Earned	Total STI Cash Payout	Total STI Common Stock Payout (# of shares)
Terrence G. Gohl	100%	$650,000	117%	$760,500	$650,000	32,309
Dennis E. Richardville	70%	$266,000	117%	$311,220	$266,000	13,222
Richard J. Jok	30%	$63,000	—%	$—	$—	—
Matthew J. Meyer	40%	$102,000	117%	$119,340	$102,000	5,070
Jay Goldbaum	50%	$140,000	117%	$163,800	$140,000	6,959
James F. Sistek	70%	$266,000	117%	$311,220	$266,000	13,222
Matthew T. Pollick	70%	$255,500	117%	$298,935	$255,500	12,700
Mr. Jok has been on a leave of absence since early 2020 and was therefore not eligible for a payout with respect to his 2020 STI program opportunity.
In accordance with the original design of the 2020 STI program, the earned STI payouts were paid to the NEOs in cash to the extent they did not exceed each NEO’s target award level. The amount in excess of target was paid to the NEOs in the form of fully vested Common Stock based on our stock price at the time the STI opportunities were originally established (February 17, 2020).

2020 Long-Term Incentive Program
On March 3, 2020, the Committee granted regular annual LTI awards to our NEOs in order to promote the achievement of the Company’s financial goals (the “2020 LTI Awards”). The regular annual 2020 LTI Awards for the NEOs consisted of target grants of performance-based restricted stock units (“PSUs”) (75% of target value) and grants of service-based restricted stock units (“RSUs”) (25% of target value). The total 2020 LTI awards approved for our NEOs, expressed as target dollar amounts, are summarized in the following chart:

Name	Target PSUs Granted in 2020	Service-Based RSUs Granted in 2020	Total Target 2020 LTI Award Amount	Total Target 2020 LTI Award Amount as Percent of Salary
Terrence G. Gohl	$975,000	$325,000	$1,300,000	200%
Dennis E. Richardville	$199,500	$66,500	$266,000	70%
Richard J. Jok	$47,250	$15,750	$63,000	30%
Matthew J. Meyer	$95,625	$31,875	$127,500	50%
Jay Goldbaum	$222,600	$74,200	$296,800	106%
James F. Sistek	$213,750	$71,250	$285,000	75%
Matthew T. Pollick	$205,313	$68,438	$273,751	75%
Mr. Richardville’s March 3, 2020 LTI awards were granted with a targeted value of 40% of his base salary. In connection with Mr. Richardville’s promotion as Chief Financial Officer, the Committee approved an increase of Mr. Richardville’s targeted LTI value to 70% of base salary, effective as of his March 16, 2020 promotion. Effective April 2, 2020, the Committee approved supplemental RSU and PSU grants to Mr. Richardville (the “Supplemental Awards”) to account for the increase to his annual opportunity. The vesting terms of the Supplemental Awards are generally the same as his other 2020 LTI awards, except as described below.
2020 Performance-Based Restricted Stock Units
The target PSU awards for the NEOs were determined based on the applicable target dollar amount and the applicable market data input and methodology approved by the Committee. For the 2020-2022 cycle (which began on January 1, 2020 and ends on December 31, 2022) (the “2020-2022 Performance Period”), the PSU award is earned based on the achievement of cumulative EBITDA-R during the 2020-2022 Performance Period. We emphasize EBITDA-R in both the STI and LTI program because we believe it is a critical measure of Company performance. The Committee approved cumulative EBITDA-R as the performance measure as outlined in the following table. If, upon the conclusion of the 2020-2022 Performance Period, cumulative EBITDA-R falls between performance levels, straight-line interpolation will be used to determine the amount of the target PSUs (rounded up to the nearest whole number of PSUs) earned. Based on the degree to which the performance goals are met, any PSUs earned for the 2020-2022 Performance Period were designed to vest on March 3, 2023.

Performance Level	Target PSUs Earned
Maximum	200%
Target	100%
Threshold	50%
We do not disclose the specific, forward-looking goals that we established for the 2020 PSU awards in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the NEOs’ compensation for 2020 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we intend to disclose such goals in a future proxy statement once the performance period has ended as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions.

2018-2020 PSU Award Determination
On March 10, 2021, the Committee determined the degree to which the PSUs granted in 2018 for a 2018-2020 performance period were earned. These PSUs could have been earned based on the achievement of specified relative total shareholder return (“RTSR”) percentile rank during the applicable performance period (which began on January 1, 2018 and ended on December 31, 2020) (the “2018-2020 Performance Period”). For purposes of these PSU awards, total shareholder return for each company is a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the 2018-2020 Performance Period through the end of the 2018-2020 Performance Period. The Committee approved RTSR as the performance measure and the use of the following peer group for the performance measurement comparison (subject to adjustment, including to reflect acquisitions, bankruptcies, or changes in capital structure that may occur during the performance period):

RTSR Peer Group
Callaway Golf Company	Enerpac Tool Group Corp. (formerly Actuant Corporation)(2)	LCI Industries (formerly Drew Industries Inc.)(3)	Stoneridge, Inc.
CarParts.com, Inc. (formerly U.S. Auto Parts Network, Inc.)(1)	Federal Signal Corporation	Modine Manufacturing Company	Wabash National Corporation
Donaldson Company, Inc.	Gentherm Incorporated	Nautilus, Inc.	Winnebago Industries, Inc.
Dorman Products, Inc.	Gentex Corporation	Shiloh Industries, Inc.(4)	Woodward, Inc.
Duluth Holdings, Inc.	Johnson Outdoors, Inc.	The Shyft Group, Inc. (formerly Spartan Motors, Inc.)(5)
_______________________________
(1)U.S. Auto Parts Network changed its name to CarParts.com, Inc.
(2)Actuant Corporation changed its name to Enerpac Tool Group Corp.
(3)Drew Industries Inc. changed its name to LCI Industries.
(4)Shiloh Industries, Inc. entered into bankruptcy in August 2020, and immediately went to the bottom of the ranking, in accordance with the original design of the 2018 PSU awards. The Company was assigned a TSR of negative 100%.
(5)Spartan Motors, Inc. changed its name to The Shyft Group, Inc.
If, upon the conclusion of the 2018-2020 Performance Period, RTSR fell between performance levels set forth in the following table, straight-line interpolation would be used to determine the amount of the target PSUs (rounded up to the nearest whole number of PSUs) earned.

Percentile in 3-Year RTSR Performance vs Peer Group	Target PSUs Earned
80th percentile or above	200%
70th percentile	150%
50th percentile	100%
35th percentile	50%
Below 25th percentile	20%
The Company’s RTSR for the 2018-2020 performance period was approximately negative 36%, which placed the Company below the 25th percentile of its RTSR peer group. Accordingly, no PSUs were earned for the 2018-2020 performance period.

2020 Service-Based Restricted Stock Units
The 2020 RSU awards for the NEOs are generally scheduled to vest in substantially equal installments on each of March 3, 2021, March 3, 2022, and March 3, 2023. However, Mr. Richardville’s Supplemental Award of RSUs award generally vests in substantially equal installments on each of April 2, 2021, March 3, 2022 and March 3, 2023, consistent with the minimum vesting requirement under the Amended 2015 Plan.
Perquisites and Certain All Other Compensation Amounts
In 2020, two of the NEOs were participants in the Company’s Flexible Cash Allowance Policy that provides for quarterly cash payments to certain NEOs in lieu of other Company provided perquisites that could otherwise be provided, such as supplemental universal life insurance, private club membership, and other benefits. Mr. Goldbaum, who originally became a participant in the Flexible Cash Allowance policy in 2017 when he was appointed as General Counsel, continues to be entitled to a $25,000 annual cash allowance. Mr. Gohl was offered participation in the policy in connection with the negotiation of his initial compensation program when he was appointed as our Chief Executive Officer, and he is entitled to a $50,000 annual allowance. Otherwise, the Company has generally ceased offering participation to new executives, and none of the NEOs other than Messrs. Gohl and Goldbaum currently participate in the policy.
Effective March 30, 2020, in connection with an across-the-board salary reduction for all of our salaried employees in the Americas region in light of the uncertainty surrounding the COVID-19 pandemic, Mr. Gohl agreed to temporarily reduce his monthly cash allowance by 50%, and Mr. Goldbaum agreed to temporarily reduce his quarterly cash allowance by 20%. The allowances were restored to 100% on May 25, 2020.
The Company provides a supplemental long-term disability insurance program for certain officers, including the NEOs. This supplemental insurance program, the premiums for which are paid by the Company, provides additional protection for the participating NEOs above the Company’s broad-based disability insurance plan. In addition, the Company continues to make an executive physical program available to its NEOs, which program allows participating officers to receive up to $3,500 annually in preventative health services.
No Employment Agreements
During 2020, the Company was not party to any employment agreements with our NEOs.
Stock Ownership Guidelines
The continuing NEOs are subject to stock ownership guidelines. Under the guidelines, each covered executive is required to hold a number of shares of the Company’s common stock having a market value equal to or greater than a specified multiple of such executive’s base salary, as set forth below:

Name	Multiple
Terrence G. Gohl	5x
Dennis E. Richardville	3x
Richard J. Jok	N/A
Matthew J. Meyer	3x
Jay Goldbaum	3x
James F. Sistek	3x
Matthew T. Pollick	3x
Shares owned (or beneficially owned) by the executive, including shares acquired upon the exercise of stock options or acquired through any Company equity incentive plans, time-vesting restricted stock or restricted stock units, whether vested or not, and vested, in the money stock options are counted towards satisfaction of the guidelines. Unvested or “underwater” stock options, unvested performance-based restricted stock units or other similar awards will not be counted towards satisfaction of the guidelines.
With the exception of Mr. Jok, who is no longer considered to be in a qualifying position, all the Company’s NEOs are compliant with the stock ownership and holding requirements.

New executives to whom the stock ownership guidelines are applicable will have five years from the time they are named to a qualifying position to meet the stock ownership guidelines. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines. Prior to meeting the stock ownership guidelines, an executive must hold 50% of Common Stock received with respect to equity awards, disregarding amounts related to tax withholding and shares used to pay the exercise price of a stock option.
If an executive does not meet the applicable guidelines, the Committee will consider this fact when determining the grant of future equity awards to such executive, and may require all stock attained through Company grants of equity be retained until the guidelines are satisfied, or take any other action the Committee deems appropriate.
Restrictions on Hedging and Pledging of Our Securities
The Company’s anti-hedging policy prohibits our directors, and certain executives, including the NEOs, from engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts or calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. The policy also prohibits our directors and executives from holding Company securities in margin accounts. Under the policy, directors and covered executives may pledge shares of Company common stock on a limited basis, provided that, among other things, (a) any pledge is approved in writing in advance by our Chief Executive Officer and General Counsel (or by the Governance Committee in the case of a pledge by our Chief Executive Officer or General Counsel), (b) any pledged shares will cease to be counted as owned for purposes of our stock ownership guidelines and (c) the sum of (i) the aggregate number of shares of Company common stock pledged by all directors and executives at the time of the requested pledge and (ii) the number of shares requested to be pledged is equal to or less than two times the average daily trading volume in Company common stock for the preceding thirty (30) trading days.
Benefits and Retirement Programs
Each NEO is eligible to participate in benefit plans available to substantially all the Company’s U.S. employees. These benefit plans include the Company’s retirement program (comprised of a 401(k) savings component and a Horizon Global contribution component) (the “Retirement Program”), and the Company’s medical, dental, vision, group life and accidental death and dismemberment insurance programs (the “Health Benefits Program”). The Retirement Program and the Health Benefits Program are designed to reward continued employment with the Company, and the Retirement Program is also designed to assist participants with financial preparation for retirement.
Under the terms of the Retirement Program as in effect at the beginning of 2020, the matching Company contributions provided each active participant in the 401(k)-savings component a contribution equal to 25% of the participant’s permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees, the Company may contribute an additional 25% of matching contributions based on the Company’s annual financial performance.
At the start of 2020, the Company contributed to each eligible employee’s plan account an amount determined as a percentage of such employee’s eligible compensation. This percentage was based on the employee’s age and for salaried employees and ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. Messrs. Gohl, Richardville, Jok, and Sistek were eligible for a contribution amount equal to 4.5% of their respective eligible compensation, Mr. Pollick was eligible for a contribution amount equal to 4.0% of his eligible compensation, and Messrs. Goldbaum and Meyer were eligible for a contribution amount equal to 2.0% of their respective eligible compensation.
Effective September 27, 2020, the Retirement Program was amended so that the matching Company contributions provide each active participant in the 401(k)-savings component a contribution equal to 100% of the participant’s permitted contributions, up to a maximum of 3.5% of the participant’s eligible compensation. In addition, the performance contribution and age graded contributions were eliminated.
Executive Retirement Program
Each NEO is eligible for the Company’s executive retirement program, which provides retirement benefits in addition to those provided under the Retirement Program. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective July 1, 2015, the Company began funding a rabbi trust for its obligations under these programs. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.

Under the Company’s Supplemental Executive Retirement Plan (“SERP”), the Company contributed to each NEO’s account at the end of each quarter an amount determined as a fixed percentage of their eligible compensation. The contribution percentages were based on each participating NEO’s age on the date of the contribution. In accordance with the terms of the SERP, the Company’s contributions vest 100% after five years of eligible employment with the Company. The Company’s contributions immediately vest upon attainment of retirement age or death.
The Company’s Compensation Limit Restoration Plan (“CLRP”) provides each participating NEO benefits in the form of Company contributions which would have been payable under the employer matching contribution component of the Retirement Program, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under the CLRP. The Company’s contributions under the CLRP vary as a percent of eligible compensation.
The executive retirement program also includes an elective deferral compensation feature to supplement the existing executive retirement program. Subject to the terms of the Company’s executive retirement program, each NEO may elect to defer up to 25% of base pay and up to 100% of annual cash incentive awards. Contributions to the Company’s executive retirement program are invested at the direction of each NEO based on the investment options in the Company’s retirement program. Each NEO’s investment directive may be amended at any time.
Change-of-Control and Severance-Based Compensation
The NEOs (other than Mr. Jok) are covered by the Company’s Executive Severance/Change of Control Policy (“Severance Policy”), the operation of which is described in further detail below under the heading ‘‘Potential Payments Upon Termination or Change in Control.’’ In general, the Severance Policy provides that the Company will make severance payments to a covered executive if his or her employment is terminated under certain qualifying circumstances. The Severance Policy does not provide for any excise tax gross-ups, however, it provides for payments otherwise due upon a change-of-control to be reduced to ensure that none are subject to the golden parachute excise tax. The Severance Policy provides important financial protection to the named participants in exchange for non-compete and non-solicit covenants for the duration of an executive’s employment and a period following termination, and a requirement that an executive execute a release of claims in favor of the Company in order to receive any benefits under the Severance Policy. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
The Committee periodically reviews the Severance Policy to evaluate both its effectiveness and competitiveness and to determine the value of potential payments.
Risk Mitigation in our Compensation Practices
The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance maximizing stockholder value creation, maintaining a strong pay for performance relationship and providing for business risk mitigation. The Committee and management believe that the Company maintains appropriate compensation policies and practices and that they do not give rise to risks that are reasonably likely to have a material adverse effect on the Company or excessive risk taking.
The Committee notes the employee compensation program includes a number of risk mitigation strategies, as detailed in the following chart:

COMPENSATION PRACTICE	RISK MITIGATION FACTORS
Short-Term Incentive Compensation	Multiple Performance Metrics. The STI program uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.
Award Cap. STI awards payable to any individual are capped.
Clawback Provision. Our clawback policy allows us to recapture STI awards from certain executives, including NEOs, in certain situations in connection with a restatement of financial results.
Management Processes. Board and management processes are in place to oversee risk associated with the STI program, including, but not limited to, monthly business performance reviews by management and regular business performance reviews by the Board, Audit Committee, and our internal management disclosure committee.

Long-Term Incentive Compensation	Stock Ownership Guidelines. We have stock ownership requirements consistent with market norms for certain executives, including NEOs.
Award Cap. LTI awards payable to any individual are capped.
Retention of Shares. With respect to any certain executive, including any NEO, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging/Pledging Restriction Policy. See discussion below regarding our anti-hedging and short sale/restricted pledging policies.
Clawback Provision. Our clawback policy permits the Committee to recoup or rescind equity awards to certain executives, including NEOs, under the LTI plan under certain situations in connection with a restatement of financial results.

Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company’s compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company’s executives. The impact of federal tax laws on the Company’s compensation programs is also considered generally, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). Under Section 162(m) of the Code, compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million is not tax deductible. The Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes. The impact of Section 409A of the Code is taken into account and the Company’s executive plans and programs are intended to comply with, or be exempt from, the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.
Compensation Recovery
The Company maintains a clawback policy that allows the Board to require reimbursement of any STI or LTI award from certain officers, including the NEOs (or others as determined by the Board) where:  (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC or negatively adjusted in a manner that impacts a performance measure upon which the STI or LTI award was based; (2) the Board determines the covered person engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement or negative adjustment; and (3) a lower payment or award would have been made to the covered person as determined by the Board based upon the restated or negatively adjusted financial results. In each such instance, the Company may, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s STI or LTI payout for the relevant period exceeded the lower payout that would have been made based on the restated or negatively adjusted financial results.

Compensation Committee Report
The Compensation Committee of the Board of Horizon Global Corporation has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in the 2021 Proxy Statement and in the Annual Report on Form 10-K of Horizon Global Corporation filed for the fiscal year ended December 31, 2020.
The undersigned members of the Compensation Committee have submitted this report to the Board.

The Compensation Committee Harry J. Wilson (Chair) Debra S. Oler Mark D. Weber

2020 Summary Compensation Table
The following table sets forth compensation information for 2018, 2019, and 2020, as applicable for our NEOs. Messrs. Richardville, Jok, Sistek and Pollick were not NEOs prior to 2020, so no information is included for 2018 and 2019 for such NEOs. Mr. Meyer was not an NEO prior to 2019, so no information is included for 2018 for him.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($) (1)	($)	($) (2)	($)	($) (3)	($)
Terrence G. Gohl, President and Chief Executive Officer	2020	600,000	—	1,497,082	—	760,500	—	113,406	2,970,988
	2019	162,500	—	719,250	—	—	—	31,188	912,938
Dennis E. Richardville, Chief Financial Officer	2020	342,923	—	342,153	—	311,220	—	29,935	1,026,231
Richard J. Jok, Former Principle Financial Officer	2020	44,423	—	63,000	—	—	—	6,310	113,733
Matthew J. Meyer, Chief Accounting Officer	2020	244,846	—	158,426	—	119,340	—	10,148	532,760
	2019	219,231	73,566	136,568	—	—	—	7,229	436,594
Jay Goldbaum, General Counsel, Corporate Secretary	2020	271,385	—	339,250	—	163,800	—	35,808	810,243
	2019	280,000	420,376	864,380	—	—	—	42,248	1,607,004
	2018	280,000	—	125,992	—	14,792	—	42,027	462,811
James F. Sistek, Chief Administrative Officer	2020	368,308	—	365,653	—	311,220		33,896	1,079,077
Matthew T. Pollick, Chief Operating Officer	2020	353,769	—	351,220	—	298,935	—	26,455	1,030,379
_______________________________
(1)Amounts in this column for 2020 include RSUs and PSUs granted under the Amended 2015 Plan, which amounts were calculated based on aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 16 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
With respect to PSUs granted on March 3, 2020, the values included in the table above represent the probable outcome of the performance conditions ($975,000, $81,000, $47,250, $95,625, $222,600, $213,750, and $205,313 for Messrs. Gohl, Richardville, Jok, Meyer, Goldbaum, Sistek, and Pollick, respectively). Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value of the March 3, 2020 PSUs would be as follows: $1,950,000 for Mr. Gohl, $162,000 for Mr. Richardville, $94,500 for Mr. Jok, $191,250 for Mr. Meyer, $445,200 for Mr. Goldbaum, $427,500 for Mr. Sistek, and $410,626 for Mr. Pollick. With respect to PSUs granted on April 2, 2020 to Mr. Richardville, the value included in the table above represents the probable outcome of the applicable performance conditions ($118,500). Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value of Mr. Richardville’s April 2, 2020 PSUs would be $237,000. Amounts in this column also include, for each NEO other than Mr. Jok, a portion of the grant date fair value of fully vested shares of Common Stock paid to each such NEO in partial settlement of such NEO’s 2020 STI award, as further described in footnote (2).

(2)Short-term incentive plan payments are made in the year subsequent to which they were earned. Short-term incentive amounts earned for 2020 were approved by the Compensation Committee of the Board of Directors on March 10, 2021. See “2020 Short-Term Incentive Compensation Program” below for more information about these awards. As described in such section, 2020 STI awards to the NEOs were designed to be paid in the form of fully vested Common Stock to the extent payouts exceeded the target level, with the number of shares of Common Stock payable determined based on the closing price of the Common Stock on February 17, 2020 (the date that the 2020 STI award opportunities were approved by the Committee). As a result of this design, the NEOs other than Mr. Jok received the following numbers of shares of fully vested Common Stock in partial satisfaction of their 2020 STI awards on March 10, 2021: 32,309 (grant date fair market value of $307,582) for Mr. Gohl; 13,222 (grant date fair market value of $125,873) for Mr. Richardville; 5,070 (grant date fair market value of $48,266) for Mr. Meyer; 6,959 (grant date fair market value of $66,250) for Mr. Goldbaum; 13,222 (grant date fair market value of $125,873) for Mr. Sistek; and 12,700 (grant date fair market value of $120,904) for Mr. Pollick. The amount by which the value received by each NEO in payment of the STI award (including cash and the grant date fair value of fully vested Common Stock) exceeds the amount reported in this column is included in the “Stock Awards” column (and is not included in the Grants of Plan-Based Awards in 2020 table below to avoid double-counting).
(3)This column includes flexible cash allowances, Company contributions to retirement and 401(k) plans, Company payment of supplemental long-term disability coverage payments, Company payment for executive physicals, and phone allowances specifically, for 2020, as follows: (A) Messrs. Gohl and Goldbaum each received a flexible cash allowance in the amount of $45,833 and $23,750, respectively; (B) Messrs. Gohl, Richardville, Jok, Meyer, Goldbaum, Sistek, and Pollick each received $10,750, $6,997, $3,402, $3,647, $3,258, $5,883, and $8,844, respectively, for Company contributions to the 401(k) plans; (C)Messrs. Gohl, Richardville, Jok, Meyer, Goldbaum, Sistek, and Pollick each received Company contributions for the executive retirement program in the amount of $49,400, $19,962, $2,908, $5,047, $5,351, $26,403, and $17,611, respectively; (D) Messrs. Gohl, Richardville, Meyer, and Goldbaum each received Company premium payments for supplemental long-term disability coverage in the amount of $6,137, $2,041, $954, and $2,449, respectively; (E) Messrs. Gohl, Richardville, and Sistek each received $1,285, $935, and $1,610, respectively, in connection with the Company contribution for an executive physical (Messrs. Jok, Meyer, Goldbaum, and Pollick did not have executive physicals in 2020); and (F) Messrs. Goldbaum and Meyer each received a phone allowance in the amount of $1,000 and $500, respectively.

Grants of Plan-Based Awards in 2020
The following table provides information for plan-based awards granted to the NEOs in 2020:

Name	Grant Type	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Terrence G. Gohl	PSU	3/3/2020	—	—	—	151,398	302,795	605,590	—	975,000
	RSU	3/3/2020	—	—	—	—	—	—	100,932	325,000
	STI		325,000	650,000	1,300,000	—	—	—	—	—
Dennis E. Richardville	PSU	4/2/2020	—	—	—	32,027	64,054	128,108	—	118,500
	PSU	3/3/2020	—	—	—	12,578	25,155	50,310	—	81,000
	RSU	4/2/2020	—	—	—	—	—	—	21,351	39,500
	RSU	3/3/2020	—	—	—	—	—	—	8,385	27,000
	STI		133,000	266,000	532,000	—	—	—	—	—
Richard J. Jok	PSU	3/3/2020	—	—	—	7,337	14,674	29,348	—	47,250
	RSU	3/3/2020	—	—	—	—	—	—	4,891	15,750
	STI		31,500	63,000	126,000	—	—	—	—	—
Matthew J. Meyer	PSU	3/3/2020	—	—	—	14,849	29,697	59,394	—	95,625
	RSU	3/3/2020	—	—	—	—	—	—	9,899	31,875
	STI		51,000	102,000	204,000	—	—	—	—	—
Jay Goldbaum	PSU	3/3/2020	—	—	—	34,565	69,130	138,260	—	222,600
	RSU	3/3/2020	—	—	—	—	—	—	23,043	74,200
	STI		70,000	140,000	280,000	—	—	—	—	—
James F. Sistek	PSU	3/3/2020	—	—	—	33,191	66,382	132,764	—	213,750
	RSU	3/3/2020	—	—	—	—	—	—	22,127	71,250
	STI		133,000	266,000	532,000	—	—	—	—	—
Matthew T. Pollick	PSU	3/3/2020	—	—	—	31,881	63,762	127,524	—	205,313
	RSU	3/3/2020	—	—	—	—	—	—	21,254	68,438
	STI		127,750	255,500	511,000	—	—	—	—	—
_______________________________________
(1)The amounts reported in these columns represent the STI awards for each NEO with respect to 2020. As discussed above in the Compensation Discussion and Analysis, the NEOs’ 2020 STI awards were paid in the form of fully vested Common Stock to the extent the payout exceeds the target level, with the number of shares determined based on our closing stock price on February 17, 2020 (the date on which the Compensation Committee initially approved the NEOs’ 2020 STI awards). Shares issued in settlement of these STI awards are not (and will not be) reflected in this table for 2020 or subsequent years, to avoid double-counting such value.
(2)Amounts in this column include RSUs and PSUs granted under the Amended 2015 Plan, which amounts were calculated based on aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 16 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
For more information regarding the awards included in the “Grants of Plan-Based Awards in 2020” table, please refer to the information under the heading “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information about the outstanding share-based equity awards for each of our NEOs as of December 31, 2020:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Terrence G. Gohl	9/23/2019(2)	—	—	—	—	—	—	175,000	1,503,250
	3/3/2020(5)	—	—	—	—	100,932	867,006	—	—
	3/3/2020(8)	—	—	—	—	—	—	302,795	2,601,009
Dennis E. Richardville	3/3/2020(5)	—	—	—	—	8,385	72,027	—	—
	3/3/2020(8)	—	—	—	—	—	—	25,155	216,081
	4/2/2020(5)	—	—	—	—	21,351	183,405	—	—
	4/2/2020(8)	—	—	—	—	—	—	64,054	550,224
Richard J. Jok	3/3/2020(5)	—	—	—	—	4,891	42,014	—	—
	3/3/2020(8)	—	—	—	—	—	—	14,674	126,050
Matthew J. Meyer	3/19/2019(5)	—	—	—	—	4,667	40,090	—	—
	3/19/2019(7)	—	—	—	—	—	—	14,000	120,260
	3/3/2020(5)	—	—	—	—	9,899	85,032	—	—
	3/3/2020(8)	—	—	—	—	—	—	29,697	255,097
Jay Goldbaum	8/15/2015	3,194	—	11.02	8/15/2025	—	—	—	—
	10/7/2015	491	—	9.20	10/7/2025	—	—	—	—
	3/1/2016	5,598	—	10.08	3/1/2026	—	—	—	—
	3/1/2017(3)	—	—	—	—	570	4,896	—	—
	3/1/2018(4)	—	—	—	—	3,965	34,059	—	—
	3/1/2018(6)	—	—	—	—	—	—	7,929	68,110
	3/19/2019(5)	—	—	—	—	21,778	187,073	—	—
	3/19/2019(7)	—	—	—	—	—	—	65,334	561,220
	6/6/2019(5)	—	—	—	—	10,010	85,986	—	—
	6/6/2019(7)	—	—	—	—	—	—	30,030	257,958
	3/3/2020(5)	—	—	—	—	23,043	197,939	—	—
	3/3/2020(8)	—	—	—	—	—	—	69,130	593,827
James F. Sistek	3/3/2020(5)	—	—	—	—	22,127	190,071	—	—
	3/3/2020(8)	—	—	—	—	—	—	66,382	570,221
Matthew T.Pollick	3/3/2020(5)	—	—	—	—	21,254	182,572	—	—
	3/3/2020(8)	—	—	—	—	—	—	63,762	547,716
_______________________________________
(1)The market value is based on the Company’s stock price as of December 31, 2020 ($8.59) multiplied by the applicable number of shares or units.
(2)PSU awards are designed to be earned on the achievement of specific performance measures over a period that began on September 23, 2019 and ends on September 23, 2022.
(3)The remaining portion of the March 1, 2017 RSU grant vested on March 1, 2021.
(4)These RSU awards generally vest ratably on the first four anniversaries of the grant date.
(5)These RSU awards generally vest ratably on the first three anniversaries of the grant date.

(6)PSU awards are designed to be earned based on the achievement of specific performance measures over a period that began on January 1, 2018 and ends on December 31, 2020, and settled in shares in the following year.
(7)PSU awards are designed to be earned based on the achievement of specific performance measures over a period that began on January 1, 2019 and ends on December 31, 2021, and settled in shares in the following year.
(8)PSU awards are designed to be earned based on the achievement of specific performance measures over a period that began on January 1, 2020 and ends on December 31, 2022, and settled in shares in the following year.
Option Exercises and Stock Vested in 2020
The following table provides information on restricted stock units that vested for the Company’s NEOs in 2020. None of the NEOs exercised stock options in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Terrence G. Gohl	—	—
Dennis E. Richardville	—	—
Richard J. Jok	—	—
Matthew J. Meyer	20,588	102,867
Jay Goldbaum	122,758	599,946
James F. Sistek	25,000	226,000
Matthew T. Pollick	25,000	170,500
2020 Nonqualified Deferred Compensation Table
The following table summarizes the activity in the nonqualified retirement program for the NEOs for 2020:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Terrence G. Gohl	—	49,400	1,931	—	65,226
Dennis E. Richardville	—	19,962	511	—	20,898
Richard J. Jok	—	2,908	168	—	3,966
Matthew J. Meyer	—	5,047	127	—	6,068
Jay Goldbaum	—	5,351	693	—	28,098
James F. Sistek	—	26,403	792	—	30,364
Matthew T. Pollick	—	17,611	558	—	21,929
_______________________________________
(1)Amounts in this column are included in the “All Other Compensation” column of the “2020 Summary Compensation Table”.
(2)Amounts in this column are not included in the “2020 Summary Compensation Table” because we do not offer above-market or preferential earnings under our executive retirement program.
(3)Balance includes all 2020 contributions including contribution earned in 2020 but not credited to the account until after year end. The following portions of the amounts in this table were reported in our Summary Compensation Tables for prior years: $9,750 for Mr. Gohl; $20,763 for Mr. Goldbaum; and $104 for Mr. Meyer.
For more information regarding the terms of our executive retirement program, see above under the heading “Compensation Discussion and Analysis — Benefits and Retirement Programs — Executive Retirement Program.”

Potential Payments Upon Termination or Change in Control
The Company maintains the Severance Policy which covers each of our NEOs, with the Compensation Committee designating Mr. Gohl as a Tier I participant and Messrs. Richardville, Pollick, Sistek, Goldbaum and Meyer as Tier II participants. Mr. Jok does not participate in the Severance Policy. The Severance Policy provides that the Company will make severance payments to a participant upon the termination of such participant’s employment under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which will operate to reduce the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Internal Revenue Code. The Severance Policy was amended in November 2018 to (1) reduce the non-change-of-control severance period for Tier I participants from two years to 18 months, (2) reduce the change-of-control severance period for Tier I participants from three years to two years, and (3) reduce the change-of-control severance period for Tier II participants from two years to 18 months. Mr. Goldbaum’s severance protections were not modified by this amendment.
If the Company terminates the employment of an NEO for any reason other than cause, disability or death, or if any NEO terminates his employment with the Company for good reason, (in each case, a “qualifying termination”), the Company will provide such NEO with: (1) the sum of one year’s (1.5 years’ for Mr. Gohl) annual base salary plus the value of STI payments equal to one year’s (1.5 years’ for Mr. Gohl) payout at his target level in effect at the date of termination (generally paid in equal installments in accordance with the Company’s payroll practices over one or 1.5 years, as applicable); (2) the value of any STI payment that has been declared for the NEO but not paid; (3) the NEO’s pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance; (4) immediate vesting upon the termination date of a pro-rata portion of equity awards granted under the Amended 2015 Plan through the termination date (for performance-based equity awards, based on actual performance); (5) executive level outplacement services for up to 12 months; and (6) continued medical benefits for up to 12 months (18 months for Mr. Gohl) following the termination date.
In the case of an NEO’s voluntary termination or termination for cause, the Company will pay the NEO’s accrued base salary through termination plus earned but unused vacation compensation (and, in the case of voluntary termination, the value of any STI payment that has been declared but not paid). All other benefits will cease as of the termination date. If the employment of one of our NEOs is terminated due to death, the Company will pay the NEO’s accrued but unpaid base salary and the value of the NEO’s accrued but unpaid STI compensation as of the date of death, and such NEO will fully vest in his outstanding equity awards, including performance-based equity awards at the target performance level. Other than continued participation in the Company’s medical benefit plan for such NEO’s dependents for up to 36 months, all other benefits will cease as of the date of such NEO’s death. If one of our NEOs is terminated following disability, the Company will pay the NEO’s earned but unpaid base salary and the value of STI payments, and such NEO will fully vest in all his outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. In addition, such NEO will be eligible for disability benefits under the Company’s disability programs in which the NEO participates, including (if applicable) the supplemental executive long-term disability insurance program. All other benefits will cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of an NEO’s employment with the Company within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide such NEO with: (1) the sum of 1.5 years’ (2 years’ for Messrs. Gohl and Goldbaum) of his base salary rate in effect at the date of termination plus the value of 1.5 years’ (2 years’ for Messrs. Gohl and Goldbaum) STI payouts at his target level in effect at the date of termination (generally payable in a lump sum, unless a different payment schedule is required under applicable tax law); (2) the value of any STI payment that has been declared for the NEO but not paid; (3) the NEO’s pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance; (4) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards; (5) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance; (6) executive level outplacement services for up to 12 months; and (7) continued medical benefits for up to 18 months (24 months for Messrs. Gohl and Goldbaum) following the termination date. Certain of such payments would be made in installments in certain circumstances if necessary to comply with Code Section 409A.

For purposes of the Severance Policy, “change-of-control” is generally deemed to have occurred upon the first of the following events:
(1)Any individual, entity or group acquires beneficial ownership of 35% or more of the voting power of the Company’s outstanding common stock, subject to certain exceptions, as further described in the Severance Policy;
(2)A majority of members of the Board are replaced by directors whose appointment or election is not approved by a majority of the Company’s directors, subject to certain exceptions, as described in the Severance Policy;
(3)The Company consummates a reorganization, merger or certain other substantial corporate transactions resulting in a substantial change in the Company’s ownership or leadership, subject to certain exceptions, as described in the Severance Policy; or
(4)Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, subject to certain exceptions, as described in the Severance Policy.
In addition, the Severance Policy requires that, in return for these benefits, each NEO has to refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments such NEO would be entitled to receive or 24 months (if no severance payments are payable). The Severance Policy may be modified by the Compensation Committee at any time, provided that prior written consent is required of any NEO who is adversely impacted by the modification. Further, the Compensation Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected NEO.
Although Mr. Jok does not participate in the Severance Policy, he is eligible for equity award vesting in certain termination scenarios under the terms of his equity awards. Under the award agreements governing the NEOs’ outstanding equity awards (except to the extent the NEO is entitled to different vesting terms under the Severance Policy), the following Terms apply. If the NEO dies or becomes disabled prior to the vesting of the applicable award, then the NEO will fully vest in his outstanding equity awards, including performance-based equity awards based on actual performance for the full performance period. Further, in the event that a change in control (as defined in the applicable equity plan) occurs and a replacement award (as described in the applicable equity award agreement) is not provided to the NEO to continue, replace or assume the applicable award, (1) unvested time-based restricted stock units held by an NEO will vest in full and (2) unvested performance-based restricted stock units will vest based on actual performance (as certified by the Committee) through the most recent date prior to the change in control for which achievement of the applicable performance goals can reasonably be determined. If a replacement award is provided, such replacement award will vest at 100% if the NEO’s employment is terminated by the employer without cause or by the NEO for good reason within two years after the change in control.
The following table quantifies the value of potential payments and benefits that would be paid or provided to each of the NEOs in the event that the applicable event occurred on December 31, 2020.
Potential Payments Upon Termination or Change-of-Control as of December 31, 2020

	Involuntary Termination by Company without Cause or Termination by Executive for Good Reason ($)(1)	Qualifying Termination in Connection with a Change of Control ($)(2)	Involuntary Termination by Company for Cause ($)	Termination Due To Disability ($)(3)	Termination Due to Death ($)(4)
Terrence G. Gohl	3,631,894	8,003,345	—	5,330,485	4,642,525
Dennis E. Richardville	1,246,327	2,334,936	—	1,111,738	1,065,694
Richard J. Jok(5)	—	168,064	—	168,064	168,064
Matthew J. Meyer	636,249	1,112,633	—	1,511,181	453,237
Jay Goldbaum	1,255,094	2,625,583	—	4,101,479	1,625,435
James F. Sistek	1,194,074	2,073,490	—	760,292	804,248
Matthew T. Pollick	1,146,700	1,991,078	—	730,287	770,499
_______________________________________

(1)The amount in this column represents the cash payments outlined in the Severance Policy related to the annual salary and annual STI payments, value of continued medical coverage, value of prorated equity vesting as of December 31, 2020 (fair market value of $8.59 per share assuming PSUs earned at target), and value of outplacement services. Specifically, for Mr. Gohl, consists of $1,950,000 in cash related to annual salary and STI target, $760,500 related to 2020 STI payment, $16,020 related to the value of continued medical coverage, $894,374 related to prorated equity vesting, and $11,000 related to the value of outplacement services; for Mr. Richardville, consists of $646,000 in cash related to annual salary and STI target, $311,220 related to 2020 STI payment, $14,652 related to the value of continued medical coverage, $263,455 related to prorated equity vesting, and $11,000 related to the value of outplacement services; for Mr. Meyer, consists of $357,000 in cash related to annual salary and STI target, $119,340 related to 2020 STI payment, $4,296 related to the value of continued medical coverage, $144,613 related to prorated equity vesting, and $11,000 related to the value of outplacement services; for Mr. Goldbaum, consists of $420,000 in cash related to annual salary and STI target, $163,800 related to 2020 STI payment, $14,652 related to the value of continued medical coverage, $645,642 related to prorated equity vesting, and $11,000 related to the value of outplacement services; for Mr. Sistek, consists of $646,000 in cash related to annual salary and STI target, $311,220 related to 2020 STI payment, $14,652 related to the value of continued medical coverage, $211,202 related to prorated equity vesting, and $11,000 related to the value of outplacement services; and for Mr. Pollick, consists of $620,500 in cash related to annual salary and STI target, $298,935 related to 2020 STI payment, $13,404 related to the value of continued medical coverage, $202,861 related to prorated equity vesting, and $11,000 related to the value of outplacement services .
(2)The amount in this column represents the cash payments outlined in the Severance Policy related to the annual salary and annual STI payments, value of continued medical coverage, value of full equity vesting as of December 31, 2020 (fair market value of $8.59 per share with PSUs valued at target), and value of outplacement services. Specifically, for Mr. Gohl, consists of $2,600,000 in cash related to annual salary and STI target, $760,500 related to 2020 STI payment, $21,360 related to the value of continued medical coverage, $4,610,485 related to equity vesting, and $11,000 related to the value of outplacement services; for Mr. Richardville, consists of $969,000 in cash related to annual salary and STI target, $311,220 related to 2020 STI payment, $21,978 related to the value of continued medical coverage, $1,021,738 related to equity vesting, and $11,000 related to the value of outplacement services; for Mr. Jok, consists of $168,064 related to equity vesting; for Mr. Meyer, consists of $535,500 cash related to annual salary and STI target, $119,340 related to 2020 STI payment, $6,444 related to the value of continued medical coverage, $440,349 related to equity vesting, and $11,000 related to the value of outplacement services; for Mr. Goldbaum, consists of $840,000 in cash related to annual salary and STI target, $163,800 related to 2020 STI payment, $29,304 related to the value of continued medical coverage, $1,581,479 related to equity vesting, and $11,000 related to the value of outplacement services; for Mr. Sistek, consists of $969,000 in cash related to annual salary and STI target, $311,220 related to 2020 STI payment, $21,978 related to the value of continued medical coverage, $760,292 related to equity vesting, and $11,000 related to the value of outplacement services; and for Mr. Pollick, consists of $930,750 in cash related to annual salary and STI target, $298,935 related to 2020 STI payment, $20,106 related to the value of continued medical coverage, $730,287 related to equity vesting, and $11,000 related to the value of outplacement services.
(3)The amounts in this column represent the value of full equity vesting as of December 31, 2020 (fair market value of $8.59 per share assuming PSUs earned at target) and the value of disability benefits under our supplemental executive long-term disability insurance program. Specifically, for Mr. Gohl, consists of $4,610,485 related to equity vesting and $720,000 related to the value of supplemental disability benefits; for Mr. Richardville, consists of $1,021,738 related to equity vesting and $90,000 related to the value of supplemental disability benefits; for Mr. Jok, consists of $168,064 related to equity vesting; for Mr. Meyer, consists of $440,349 related to equity vesting and $1,070,832 related to the value of supplemental disability benefits; for Mr. Goldbaum, consists of $1,581,479 related to equity vesting and $2,520,000 related to the value of supplemental disability benefits; for Mr. Sistek, consists of $760,292 related to equity vesting; and for Mr. Pollick, consists of $730,287 related to equity vesting.
(4)The amounts in this column represent the value of full equity vesting as of December 31, 2020 (fair market value of $8.59 per share with PSUs valued at target, and assuming target amount earned for Mr. Jok) and the value of continued medical coverage for the NEO’s dependents. Specifically, for Mr. Gohl, consists of $4,610,485 related to equity vesting and $32,040 related to the value of continued medical coverage for dependents; for Mr. Richardville, consists of $1.021,738 related to equity vesting and $43,956 related to the value of continued medical coverage for dependents; for Mr. Jok, consists of $168,064 related to equity vesting; for Mr. Meyer, consists of $440,349 related to equity vesting and $12,888 related to the value of continued medical coverage for dependents; for Mr. Goldbaum, consists of $1,581,479 related to equity vesting and $43,956 related to the value of continued medical coverage for dependents; for Mr. Sistek, consists of $760,292 related to equity vesting and $43,956 related to the value of continued medical coverage for dependents; and for Mr. Pollick, consists of $730,287 related to equity vesting and $40,212 related to the value of continued medical coverage for dependents.
(5)As of December 31, 2020, Mr. Jok was not eligible for benefits under the Severance Policy or supplemental disability benefits.
CEO Pay Ratio Disclosure
In accordance with the requirements set forth by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Pay Ratio Rule”), we are providing the following information to disclose the ratio of the annual total compensation of our CEO, Mr. Gohl, compared to the median of the annual total compensation of all our employees (not including Mr. Gohl). For fiscal year 2020, an estimate of this ratio is approximately 235 to 1, which is based on Mr. Gohl’s 2020 Summary Compensation Table annual total of $2,970,988, and the 2020 annual total compensation of our median employee, a clerical employee in our Reynosa facility, of $12,612.

To arrive at the ratio and calculate the median employee’s annual total compensation, we first identified our active global workforce as of December 31, 2020, consisting of all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries, which consisted of 4,005 employees (excluding our CEO), including 3,725 employees employed outside of the United States. Consistent with permitted adjustments allowed under the Pay Ratio Rule, we applied the de minimis exemption to exclude all employees in Brazil (108 employees), totaling 2.7% of the employee population. After applying the exemption, employees were ranked based on base salary, cash wages or similar amounts, as reflected in our global payroll records, for the period covering January 1, 2020 through December 31, 2020. For employees located outside the United States, such compensation was converted to U.S. Dollars using an average daily foreign exchange rate over the same time period. Once the median employee was identified, we calculated the median employee’s annual total compensation using the same methodology used to calculate the compensation of our NEOs, reflected in the 2020 Summary Compensation Table.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. We believe that our calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The executive compensation philosophy and principles set forth earlier in this proxy statement also underlie the Company’s overall compensation program for employees. Pay ratios reported by other companies, including those within the Company’s peer group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
This information is being provided for the purposes of compliance with the Pay Ratio Rule. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING
Who is entitled to vote?
The Company’s Common Stock constitutes the voting stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 27,002,183 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

How do I vote?
Stockholders of Record. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card).
Beneficial Owners. If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares electronically at the Annual Meeting via live webcast, you must request and obtain a legal proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.
This year’s Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/HZN2021. To participate in the Annual Meeting, you will need the sixteen-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you do not have the sixteen-digit control number, you will only be able to listen to the Annual Meeting.

How will my shares be voted?
Stockholders of Record. All shares represented by the proxies mailed to stockholders will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where no instructions are given, the shares will be voted: (1) for the election of the Boards’ nominees for eight directors; (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2021; (3) for the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and (4) for “every year” as the frequency of future advisory votes to approve the compensation of our named executive officers.
Beneficial Owners. The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker or other nominee.

What vote is required to approve each item?
Proposal 1 - Election of Directors.
The eight nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
Proposal 3 - Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to approve the non-binding advisory resolution approving the compensation of the Company’s NEOs. While the Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote is advisory in nature. Abstentions will have the same effect as a vote against the matter.
Proposal 4 - Recommendation, on a non-binding advisory basis, of the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.
Stockholders may vote on their preferred voting frequency by choosing the option of every year, every two years or every three years or may abstain from voting. The vote on this proposal is not intended to approve or disapprove the recommendation of the Board. Although the Board intends to carefully consider the voting results of this proposal, the vote is advisory and not binding on the Company or the Board. The frequency of the advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this vote.

Can I change my vote after I return my proxy card or voting instruction card?
Stockholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the virtual Annual Meeting electronically, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners. If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

How can I access the Company’s proxy materials and annual report on Form 10-K?
The SEC Filings subsection under the Investor Relations section on the Company’s website, https://www.horizonglobal.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2021 proxy materials to the Company’s website at https://investors.horizonglobal.com/2021proxystatement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices at Horizon Global Corporation, Attention: General Counsel, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170 or by email to generalcounsel@horizonglobal.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING
How and when may I submit a stockholder proposal or director nomination for the 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”)?
For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2022 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 24, 2021. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to Horizon Global Corporation, Attention: General Counsel, Chief Compliance Officer and Corporate Secretary, 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170 or by fax to (248) 480-4175.
For a stockholder proposal or director nomination that is intended to be considered at the 2022 Annual Meeting, but not included in the Company’s proxy statement, the stockholder must give timely notice to the Corporate Secretary not earlier than January 28, 2022 and not later than the close of business on February 27, 2022. Any stockholder proposal must set forth, among other matters (1) a brief description of the business desired to be brought before the 2022 Annual Meeting and the reasons for conducting such business, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (3) the number of shares of Common Stock that are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business, and (5) any additional information that is required to be provided by the stockholder pursuant to the Company’s Amended and Restated Bylaws and Regulation 14A under the Exchange Act.

Additional Information About the Virtual Annual Meeting
To participate in the Annual Meeting, you will need the sixteen-digit control number included on your proxy card or your voting instruction form. We encourage you to access the Annual Meeting prior to commencement of the meeting, and online access will begin at 1:45 p.m. Eastern Time.
The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plug-ins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting, which will start promptly at 2:00 p.m. Eastern Time.
Questions
Stockholders may submit appropriate questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/HZN2021, typing your question into the “Ask a Question” field, and clicking “Submit.” Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints.
Technical Difficulties
Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/HZN2021 beginning at 1:45 p.m. Eastern Time on May 28, 2021 through the conclusion of the Annual Meeting.

HORIZON GLOBAL CORPORATION
47912 HALYARD DRIVE, SUITE 100
PLYMOUTH, MI 48170
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/HZN2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED IN PROPOSALS 1; FOR PROPOSAL 2 AND 3; AND FOR EVERY YEAR ON PROPOSAL 4:

		For	Withhold	For All
		All	All	Except
1.	Election of Directors	o	o	o
Nominees:

01	John F. Barrett
02	Terrence G. Gohl
03	Frederick A. Henderson
04	John C. Kennedy
05	Ryan L. Langdon
06	Brett N. Milgim
07	Debra S. Oler
08	Mark D. Weber

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
_________________________________________________________
To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

		For	Against	Abstain
3.	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

1

		Every Year	Every Two Years	Every Three Years	Abstain
4.	Recommendation, on a non-binding advisory basis, of the frequency of future advisory votes to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 3, and for EVERY YEAR on proposal 4. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting, or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (Please Sign Within the Box)	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2021

THE NOTICE & PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

The Proxy Statement and 2020 Annual Report of Horizon Global Corporation are also available at:
https://investors.horizonglobal.com/2021proxystatement and
https://investors.horizonglobal.com/2020 annualreport

HORIZON GLOBAL CORPORATION
Annual Meeting of Stockholders
To be held on May 28, 2021 2:00 P.M. Eastern Time
And any adjournments or postponements thereof

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HORIZON GLOBAL CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 3, and for EVERY YEAR on proposal 4.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Horizon Global Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated within this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on reverse side.)
Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy card.
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QuickLinks
NOTICE
PROXY SUMMARY
PROPOSAL 1 - ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
PROPOSAL 2 - RATIFICATION OF AUDITOR
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 3 - SAY ON PAY
PROPOSAL 4 - SAY ON PAY FREQUENCY VOTE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS WITH RELATED PERSONS
COMPENSATION DISCUSSION AND ANALYSIS
FAQ - OTHER INFORMATION
PROXY CARD
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